SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

RailAmerica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of RailAmerica, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

39,282,988 shares of Common Stock, including restricted stock, deferred stock and performance units.
3,089,873 options and warrants to purchase shares of common stock with an exercise price less than $16.35

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon (a) 39,282,988 shares of Common Stock, including restricted stock, deferred stock and performance units, and (b) 3,089,873 options and warrants to purchase shares of Common Stock with an exercise price less than $16.35 per share. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the consideration of $16.35 in cash per share of Common Stock, plus (y) $22,619,342 expected to be paid to holders of options and warrants with an exercise price less than $16.35 per share ((x) and (y) together, the “Total Consideration”). The amount of the filing fee, calculated in accordance with Securities Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by 0.000107.

(4)	Proposed maximum aggregate value of transaction: $664,896,196

(5)	Total fee paid: $71,144

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy — Subject to Completion
December   , 2006

RAILAMERICA, INC.
5300 BROKEN SOUND BOULEVARD, NW
BOCA RATON, FLORIDA 33487

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of RailAmerica, Inc. on [          ], 2007 at          :00 a.m. Eastern Daylight Time, at RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487.

The board of directors of RailAmerica, Inc. has unanimously approved a merger agreement providing for the merger of RailAmerica with an affiliate of Fortress Investment Group LLC, an alternative asset manager. If the merger is completed, you will receive $16.35 in cash for each share of our common stock that you own and RailAmerica will become a wholly owned subsidiary of an entity owned by affiliates of Fortress Investment Group LLC.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2006, by and among RailAmerica, RR Acquisition Holding LLC and RR Acquisition Sub Inc. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information on us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. We cannot complete the merger unless holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote to approve the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ Charles Swinburn
CHARLES SWINBURN
Chief Executive Officer

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

THIS PROXY STATEMENT IS DATED [          ], 2007 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT [          ], 2007.

RAILAMERICA, INC.
5300 BROKEN SOUND BOULEVARD, NW
BOCA RATON, FLORIDA 33487

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [          ], 2007

A special meeting of the stockholders of RailAmerica, Inc., Inc., a Delaware corporation (“RailAmerica,” “we,” “us” or “our”), will be held at our corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida, on [     ], 2007, beginning at [  ]:00, local time, for the following purposes:

1. Adoption of the Merger Agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2006, among RR Acquisition Holding LLC (“Buyer”), RR Acquisition Sub Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and RailAmerica, Inc., pursuant to which, upon the merger becoming effective, each outstanding share of RailAmerica common stock, par value $0.001 per share (other than shares held by Buyer, Merger Sub, any other subsidiary of Buyer, RailAmerica, any subsidiary of RailAmerica or stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $16.35 in cash, without interest. Buyer is an entity currently owned by affiliates of Fortress Investment Group LLC, an alternative asset manager.

2. Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only stockholders of record of our common stock as of the close of business on [          ], 200  , will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.  The adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock on the record date for the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of RailAmerica who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to RailAmerica before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 47.

The Board of Directors of RailAmerica unanimously recommends that stockholders vote FOR the adoption of the merger agreement and FOR the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Charles Swinburn
CHARLES SWINBURN
Chief Executive Officer

Boca Raton, Florida
[     ], 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

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APPRAISAL RIGHTS	47
MARKET PRICE OF OUR STOCK	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	51
SUBMISSION OF STOCKHOLDER PROPOSALS	51
WHERE YOU CAN FIND MORE INFORMATION	52

ANNEX A	Agreement and Plan of Merger, dated as of November 14, 2006, among RR Acquisition Holding LLC, RR Acquisition Sub Inc. and RailAmerica, Inc.
ANNEX B	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “RailAmerica,” “we,” “us” and “our” refer to RailAmerica, Inc.

The Parties to the Merger Agreement (page 11)

RailAmerica, Inc.
5300 Broken Sound Boulevard NW
Boca Raton, FL 33487
(561) 994-6015

RailAmerica, a Delaware corporation, is a leading owner and operator of short line and regional freight railroads in North America. We own, lease and/or operate a diversified portfolio of 42 railroads with approximately 7,800 miles of track located in the United States and Canada. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. Additional information regarding RailAmerica is contained in our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 52.

RR Acquisition Holding LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
(212) 798-6110

RR Acquisition Holding LLC (“Buyer”), a Delaware limited liability company, was formed by affiliates of Fortress Investment Group LLC (“Fortress”) solely for the purpose of entering into the merger agreement with RailAmerica and completing the merger, and has not conducted any business operations. Fortress is a global alternative asset manager with approximately $26 billion in assets under management as of September 30, 2006. Fortress manages several different businesses including private equity funds, which have invested in transactions involving approximately $55 billion of assets, hedge funds and several public companies.

RR Acquisition Sub Inc.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
(212) 798-6110

RR Acquisition Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Buyer, was formed solely for the purpose of entering into the merger agreement with RailAmerica and completing the merger, and has not conducted any business operations.

The Special Meeting

Place, Date and Time (page 12)

The special meeting will be held at our corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida, on [     ], 2007, beginning at [  ]:00, local time.

Purpose (page 12)

You will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2006 (the “merger agreement”), among Buyer, Merger Sub and RailAmerica. The merger agreement provides that the Merger Sub will be merged with and into RailAmerica (the “merger”), with RailAmerica being the surviving corporation in the merger (the “surviving corporation”). Each outstanding share of RailAmerica common stock (other than shares held by Buyer, Merger Sub, any other subsidiary of Buyer, RailAmerica, any subsidiary of RailAmerica or stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $16.35 in cash, without interest.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page 12)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [     ], 2007, the record date for the special meeting. You will have one vote for each share of RailAmerica common stock that you owned on the record date. As of the record date, there were [     ] shares of our common stock entitled to be voted.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 12)

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock at the close of business on the record date for the special meeting. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (page 50)

As of the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, [     ] shares of our common stock, or approximately [     ]% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of RailAmerica common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (page 12)

Any RailAmerica stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as voting against the merger.

Revocability of Proxy (page 12)

Any RailAmerica stockholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Secretary of RailAmerica, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy card relating to the Secretary of RailAmerica, at or before the special meeting; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.

When the Merger Will be Completed (page 44)

We are working to complete the merger as soon as possible. We anticipate completing the merger by [     ], 2007, subject to adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions.

Effects of the Merger (page 34)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into RailAmerica, the separate corporate existence of Merger Sub will cease, and RailAmerica will continue as the surviving corporation, wholly owned by Buyer. Upon completion of the merger, our common stock will be converted into the right to receive $16.35 per share, without interest and less any required withholding taxes. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.

Recommendation of Our Board of Directors (page 20)

After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 28.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 18.

Opinion of Houlihan Lokey (page 21 and Annex B)

On November 14, 2006, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of November 14, 2006, the merger consideration to be received by the holders of RailAmerica common stock in the merger was fair to the holders of RailAmerica common stock from a financial point of view.

Houlihan Lokey’s opinion was directed to RailAmerica’s board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of RailAmerica common stock in the merger and not any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. RailAmerica encourages its stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any RailAmerica stockholder as to how RailAmerica stockholders should act or vote with respect to the proposed merger. We paid Houlihan Lokey a customary fee in connection with the delivery of its opinion. See “The Merger — Opinion of Houlihan Lokey.”

Financing (page 27)

Buyer estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $1.069 billion, which includes approximately $665 million to be paid to our stockholders and holders of other equity-based interests in RailAmerica, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by affiliates of Fortress Investment Group LLC and debt financing.

The debt financing commitments are subject to various conditions, as described in further detail under “The Merger — Financing — Debt Financing” beginning on page 27.

The closing of the merger is not conditioned on the receipt of the debt financing by Buyer.

Treatment of Stock Rights

Stock Options

Each outstanding option to purchase shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $16.35 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes.

Warrants

Each outstanding warrant to purchase shares of our common stock will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $16.35 per share cash merger consideration over the exercise price per share of the warrant, multiplied by the number of shares subject to the warrant, without interest and less any applicable withholding taxes.

Restricted Stock

All outstanding shares of restricted stock, whether or not then vested, will be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes.

Performance Units

Each outstanding grant of performance units, whether or not then vested, will be treated as if all performance targets had been met and converted into the right to receive the $16.35 per share cash merger consideration multiplied by the number of shares issuable under the performance unit, without interest and less any applicable withholding taxes.

Interests of Our Directors and Executive Officers in the Merger (page 28)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration for their stock options in connection with the merger;

•	all shares of restricted stock that have previously been issued to officers and directors, including all deferred shares, will become fully vested and any repurchase option shall lapse, and will be cancelled in exchange for $16.35 per share, subject to applicable withholding taxes, the same amount as with respect to other shares of common stock;

•	outstanding performance units granted to officers and directors, whether or not then vested, will be treated as if all performance targets had been met and converted into the right to receive the $16.35 per share cash merger consideration multiplied by the number of shares issuable under the performance unit, without interest and less any applicable withholding taxes;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to the severance benefits described under “THE MERGER — Interests of Our Directors and Executive Officers in the Merger”; and

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers for a period of six years after completion of the merger, in each case for certain events occurring at or before the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Material United States Federal Income Tax Consequences of the Merger (page 31)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders that receives cash pursuant to the merger. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Regulatory Approvals (page 33)

Completion of the merger is subject to exemption or approval by the Surface Transportation Board (the “STB”), which regulates railroads and other transportation in the United States. On December 1, 2006, we and the Buyer filed a Verified Notice of Exemption from the prior approval requirements of 49 U.S.C. 11323. The exemption will become effective 30 days after filing unless a petition to revoke the exemption is filed by a third party within that time period, and the STB stays the effectiveness of the exemption in response to such petition.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that merger and acquisition transactions meeting specified criteria may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. We and the Buyer intend to file notification reports with the Federal Trade Commission and the Department of Justice under the HSR Act.

The Investment Canada Act provides that the merger is subject to the applicable Minister designated under the Investment Canada Act being satisfied that the merger is likely to be of net benefit to Canada, taking into account the factors set out in the Investment Canada Act. On December 6, 2006, Buyer filed an application for review under the Investment Canada Act seeking approval of the Minister for the merger.

The Competition Act (Canada) provides that transactions which exceed certain thresholds may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting period requirements have been satisfied or waived, or the Commissioner has granted an Advance Ruling Certificate in respect of the merger. The obligations of the parties to complete the merger are subject to receipt of an Advance Ruling Certificate stating that the Commissioner is satisfied that there are not sufficient grounds to initiate proceedings under the Competition Act with respect to the mergaqer or, following the filing of notice thereunder or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner advises that there are not sufficient grounds to initiate proceedings under the Competition Act with respect to the merger. A request for an Advance Ruling Certificate was filed with the Commissioner on December 5, 2006.

Except as noted above and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page 35)

Shortly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other RailAmerica stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page 41)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving RailAmerica. Despite these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written takeover proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (page 36)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of any applicable waiting periods under the HSR Act, the Investment Canada Act and the Competition Act (Canada);

•	the approval of or declaration of exemption by the STB;

•	the absence of governmental actions or proceedings that have the effect of enjoining or otherwise prohibiting the consummation of the merger;

•	the consent, approval or authorization of any governmental entity required for consummation of the merger;

•	the performance by each of the parties of its material obligations under the merger agreement in all material respects;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to the materiality thresholds set forth in the merger agreement; and

•	the delivery of closing certificates by each of the parties with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations.

Other than the conditions pertaining to stockholder approval, the absence of governmental orders, the expiration or termination of the waiting period under the HSR Act, Investment Canada Act and the Competition Act (Canada) and the approval of the STB, either RailAmerica, on the one hand, or Buyer (on behalf of itself and Merger Sub), on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement (page 43)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of Buyer and RailAmerica;

•	by either Buyer or RailAmerica, if:

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	any law or final, non-appealable governmental order prohibits the merger;

•	the merger has not been consummated on or before March 31, 2007 (other than because of the non-fulfillment of any obligation under the merger agreement by the party seeking termination), provided that if the only condition not satisfied at March 31, 2007 is the approval of or declaration of exemption by the STB, neither party may terminate the merger agreement unless this condition has not been satisfied by June 30, 2007; or

•	the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger, (ii) the non-breaching party complies with its obligations under the merger agreement to provide prompt notice of such breach to the breaching party, and (iii) such breach is not cured (or is not curable) by the earlier of 30 days after the delivery of notice of the breach or March 31, 2007;

•	by Buyer, if our board of directors withdraws or adversely modifies its recommendation of approval of the merger agreement, recommends or approves another takeover proposal or publicly announces its intention to enter into an agreement with respect to another takeover proposal; or

•	by RailAmerica, if

•	prior to adoption of the merger agreement by our stockholders, our board of directors determines that either (i) the failure to withdraw its recommendation that our stockholders adopt the merger agreement, or (ii) the failure to terminate the merger agreement in order to concurrently enter into an agreement regarding a superior proposal to acquire control of RailAmerica would be inconsistent with its fiduciary duties under applicable law, but only after our board of directors has given proper notice to Buyer of its intentions and has taken into account any changes to the financial terms of the merger agreement proposed by Buyer to us in response to such notice or otherwise; or

•	all of the mutual conditions to closing and all of the conditions to Buyer’s obligation to close have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing) and the merger shall not have been consummated on or prior to the fifth business day after the satisfaction or waiver of those conditions.

Termination Fees and Expenses (page 44)

We have agreed to pay Buyer a termination fee of $20 million if we terminate the merger agreement in certain circumstances related to our decision to accept a superior proposal for the sale of RailAmerica or if Buyer terminates the merger agreement in certain circumstances related to our decision to withdraw or adversely modify our approval or recommendation of the merger. We have also agreed to pay Buyer a termination fee of $20 million if there is a publicly announced proposal to acquire more than 50% of RailAmerica that is not withdrawn prior to the date of the special meeting to vote on adoption of the merger agreement, our stockholders do not vote to adopt the merger agreement and the merger agreement is terminated, and during the 12 months following termination of the merger agreement we consummate a sale of more than 50% of RailAmerica. In the event we become obligated to pay this termination fee, then Buyer’s termination of the merger agreement in these circumstances and receipt of payment of the termination fee shall be Buyer’s and Merger Sub’s sole and exclusive remedy against RailAmerica for any loss or damage suffered as a result of the failure of the merger to be consummated.

Buyer has agreed to pay us a termination fee of $20 million if we terminate the merger agreement in certain circumstances related to the failure to close the merger within five business days after all conditions to the merger have been satisfied or waived (other than because of our failure to fulfill any obligation under the merger agreement). In the event Buyer becomes obligated to pay this termination fee, then our termination of the merger agreement in these circumstances and receipt of payment of the termination fee shall be our sole and exclusive remedy against Buyer and Merger Sub for any loss or damage suffered as a result of the failure of the merger to be consummated.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.

Market Price of Our Stock (page 49)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “RRA”. The closing sale price of our common stock on the NYSE on November 14, 2006, which was the last trading day before we announced the merger, was $12.38. On [          ], 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[     ].

Appraisal Rights (page 47 and Annex C)

Pursuant to section 262 of the Delaware General Corporation Law, referred to as the DGCL, our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under section 262 could be greater than, equal to or less than the $16.35 per share that our stockholders are entitled to receive in the merger. Stockholders that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. A copy of section 262 of the DGCL is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of RailAmerica with Buyer pursuant to the merger agreement. Once the merger agreement has been adopted by the RailAmerica stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into RailAmerica. RailAmerica will be the surviving corporation in the merger and will become wholly owned by Buyer.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $16.35 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $1,635.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, on [ ], 2007 at [ ]:00, Eastern Daylight Time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, holders of two-thirds of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q:	How does our board of directors recommend that I vote on the merger agreement?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger — Reasons for the Merger” beginning on page for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing to your broker on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Secretary in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $16.35 per share in cash to be received by our stockholders in the merger. In order to receive the $16.35 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 47.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, please contact our Investor Relations Department at 561-994-6015. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, [ ], at [ ]. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $20 million termination fee to Buyer;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that we may be subject to litigation in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. See “Where You Can Find More Information” on page 52.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

RailAmerica, Inc.

RailAmerica is a leading owner and operator of short line and regional freight railroads in North America. We own, lease and/or operate a diversified portfolio of 42 railroads with approximately 7,800 miles of track located in the United States and Canada. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. Additional information regarding RailAmerica is contained in our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page   .

RailAmerica is incorporated in the state of Delaware with its principal executive offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, and its telephone number is (561) 994-6015.

RR Acquisition Holding LLC

RR Acquisition Holding LLC (“Buyer”) was formed by affiliates of Fortress Investment Group LLC (“Fortress”) solely for the purpose of entering into the merger agreement with RailAmerica and completing the merger, and has not conducted any business. Fortress is a global alternative asset manager with approximately $26 billion in assets under management as of September 30, 2006. Fortress manages several different businesses including private equity funds, which have invested in transactions involving approximately $55 billion of assets, hedge funds and several public companies.

RR Acquisition Holding LLC is a Delaware limited liability company. Its address is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6110.

RR Acquisition Sub Inc.

RR Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Buyer, was formed solely for the purpose of entering into the merger agreement with RailAmerica and completing the merger, and has not conducted any business operations. Its address is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and its telephone number is (212) 798-6110.

THE SPECIAL MEETING

Place, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at our corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida, on [          ], 2007, beginning at [  ]:00 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [          ], 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [          ], 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [     ] shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock at the close of business on the record date for the special meeting. Each outstanding share of our common stock is entitled to one vote.

As of [          ], 2007, the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, [          ] shares of RailAmerica common stock, or approximately [     ]% of the outstanding shares of RailAmerica common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of RailAmerica common stock will be voted “FOR” the adoption of the merger agreement and

“FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of RailAmerica in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

RailAmerica will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. We have retained [          ] to assist us in the solicitation of proxies for the special meeting and will pay [          ] a fee of approximately [$     , plus reimbursement of out-of-pocket expenses].

THE MERGER

Background of the Merger

As part of our ongoing strategic planning process, our management and board of directors periodically reviews and assesses our competitive position, industry trends and potential strategic initiatives, including mergers, acquisitions and dispositions. During the second half of 2005, we developed a comprehensive five year strategic plan to achieve long term revenue growth and increased profitability and to enhance our competitive position in the shortline railroad industry. Our board of directors approved our five year strategic plan at a meeting in December 2005.

During the first quarter of 2006, as part of our strategic plan, with the assistance of outside consultants our management developed a “process improvement project” or “PIP”, that was designed to reduce our operating expenses by streamlining administrative processes, consolidating back office functions, and implementing strategic sourcing best practices. Our management and board of directors believed that the implementation of each element of the PIP would be critical to our ability to grow and compete effectively in the highly competitive shortline railroad industry. We began implementation of the PIP during the first quarter of 2006.

On January 30, 2006, we released an estimate for our 2006 earnings that was below the consensus estimate of analysts that follow our stock and in the following days the public trading price of our common stock declined to a 52-week low. On February 23, 2006, our board of directors held a special meeting to review our strategic plan and the strategic alternatives that might be available to us to maximize shareholder value, and decided that we should continue to pursue our five year strategic plan that the board had approved at its December 2005 meeting.

On March 13, 2006, Charles Swinburn, our chief executive officer, met with representatives of another company in the transportation industry with railroad operations (“Company A”), at their request, and was given a letter indicating Company A’s interest in the potential acquisition of all of our outstanding common stock for cash. Later that month, we received unsolicited inquiries from another company in the railroad industry (“Company B”) and a private equity firm (“Fund A”), each requesting a meeting with our management to discuss the potential acquisition of our company. We initiated discussions with representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) about acting as our financial advisor.

On March 22, 2006, Morgan Stanley made a presentation to our board of directors concerning the shortline railroad industry and our financial results, valuation, competitive position and strategic alternatives, and a review of the indication of interest received from Company A. On March 23, 2006, our board of directors held a regularly scheduled meeting at which it discussed our competitive position and authorized our management to negotiate an engagement agreement with Morgan Stanley as our financial advisor. We subsequently retained Morgan Stanley as financial advisor to our company and the board.

Between March 24, 2006 and April 10, 2006, members of our management twice met with representatives of Fund A, at their request, and Mr. Swinburn met with representatives of Company B, at their request, to discuss the potential acquisition of our company. Mr. Swinburn provided periodic updates to our board on the status of discussions with the three parties that had contacted us.

On April 10, 2006, we received a letter from Company A confirming its interest in discussing a business combination with us and informing us that Company A had engaged financial and legal advisors and was working to assemble the financing required for such a transaction. Between April 20, 2006 and April 25, 2006, we executed confidentiality and standstill agreements with each of Company A, Company B and Fund A.

On April 27, 2006, we provided each of Company A, Company B and Fund A with a package of detailed financial and operating information, including financial projections, and from May 9 to May 17, 2006, each of Company A, Company B and Fund A participated in separate due diligence discussions and meetings with our management and representatives of Morgan Stanley.

On May 12, 2006, as directed by our management, Morgan Stanley distributed to each of Company A, Company B and Fund A a bid procedures letter that requested that non-binding preliminary indications of interest for the acquisition of RailAmerica be submitted by May 18, 2006.

On May 18, 2006, Company B submitted a non-binding joint proposal with Company A to acquire for cash all of the outstanding common stock of RailAmerica through a merger or similar acquisition. On May 22, 2006, Fund A submitted a non-binding proposal to acquire RailAmerica in a cash transaction. Each proposal indicated that the consideration to our stockholders would be within a range of values. The combined ranges of values of the two proposals were $13.00 per share to $14.50 per share.

On May 24, 2006, our board of directors met to consider a response to the two proposals. Representatives of Holland & Knight LLP, whom we engaged as legal advisor, reviewed with the board the fiduciary duties of directors in the context of evaluating strategic alternatives, including a potential sale or merger of RailAmerica. Representatives of Morgan Stanley presented an overview of the process conducted with each party to date, a review of the bid proposals and a preliminary financial analysis of RailAmerica. Representatives of Morgan Stanley reviewed and discussed with the board their current analysis of the value that each proposal could yield to our stockholders, as well as the value that could be achieved by remaining independent and continuing the implementation of our strategic plan and the PIP.

On May 25, 2006, our board reconvened and continued its discussion of the preliminary valuation analysis presented by Morgan Stanley, including the comparison of the value that could be created for our stockholders by our continued independence and full implementation of the PIP and other operational initiatives, with the value that our stockholders could realize through the two acquisition proposals. Our board discussed the risks of pursuing the potential sale of RailAmerica, including that the parties that submitted proposals might offer a lower price than their initial indicated ranges or might decline to participate in a competitive process, that our management’s time and attention would be diverted from our regular operations and the implementation of our business plan and PIP initiative, and that premature disclosure of a potential sale transaction could disrupt our business operations and, if we were unable to complete a transaction, result in substantial damage to our business. Our board then voted unanimously to inform the two parties that submitted proposals that we would not enter into negotiations for a sale of RailAmerica at the price levels contained in the two proposals. Our board determined that we should focus our efforts on the continued implementation of our strategic plan and the PIP, which was approaching a critical phase, and afford our stockholders and the markets the opportunity to assess our prospects for increasing shareholder value as we announced our progress in these activities.

During June 2006, each of Company B and Fund A informed Morgan Stanley that it was not interested in pursuing the acquisition of RailAmerica at a value above the ranges indicated in its initial proposal.

On June 22, 2006, we announced a restructuring of our organization into three business units and the elimination of 20 positions, principally in upper and middle management. This restructuring was a key element of our PIP. We also announced that we expected to complete implementation of our PIP by the end of 2006 and projected that we would realize combined operating expense reductions and capital savings of $10-15 million annually, beginning in 2007.

During the first two weeks of July 2006, each of Company A and Company B informed us that it was working to develop a new proposal for a business combination with our company, and at the request of Company B, Mr. Swinburn met with a representative of Company B to discuss a potential business combination of RailAmerica and Company B. Mr. Swinburn updated our board on the status of discussions with Company A and Company B.

During the week of July 24, 2006, the financial advisor to Company A informed Morgan Stanley that Company A was in the process of obtaining financing term sheets and finalizing a new proposal for a strategic transaction with RailAmerica. Company A’s financial advisor indicated that Company A expected to submit its new proposal during the week of July 31, 2006. After discussions with our senior management, Morgan Stanley was authorized to communicate to Company B that we were expecting a new proposal from another party and that Company B had a limited time in which to present a proposal.

On August 2, 2006, Company A submitted a proposal to acquire RailAmerica for $14.15 per share in cash. Company A proposed that we enter into an agreement for exclusive negotiations with Company A and that if we did not do so by August 16, Company A’s proposal would be withdrawn. Company A indicated its intent to submit a definitive offer within six weeks of commencing its confirmatory due diligence.

On August 10, 2006, our board of directors met to consider Company A’s new proposal. Representatives of Morgan Stanley reviewed and discussed with the board their preliminary analysis of the value that Company A’s proposal could yield to our stockholders, as well as the financing structure proposed by Company A and the debt and equity financing that Company A’s proposal would require it to raise. After discussion and due consideration of Company A’s proposal and the advice of its advisors, including an evaluation of the market’s reaction to our announcements regarding the implementation of our strategic plan and the PIP, and industry developments since May 2006 that could pose additional challenges for us in the future, as well as the fact that Company A proposed a specific amount rather than, as previously, a range of values with significant differences between the high and low points, our board determined that a sale of RailAmerica could represent the best opportunity to realize value for our stockholders for the foreseeable future and unanimously authorized management to proceed to explore the proposal and engage in discussions with Company A, including by making available to Company A confidential due diligence materials. Our board determined not to agree to Company A’s request for exclusivity.

On the same date, Company B submitted a proposal to acquire RailAmerica for $11.50 per share, payable entirely in Company B common stock.

On August 11, 2006, at the unsolicited request of another company with interests in the railroad industry (“Company C”), Mr. Swinburn met with the chief executive officer of Company C regarding the possible acquisition of RailAmerica by Company C. We entered into a confidentiality agreement with Company C effective August 11, 2006.

On August 12, 2006, our board of directors met to consider Company B’s proposal. Representatives of Morgan Stanley advised our board that Company B had indicated verbally it was willing to increase its bid to $11.75 per share. Representatives of Morgan Stanley reviewed and discussed with the board their preliminary analysis of the value that Company B’s proposal could yield to our stockholders. After discussion and due consideration, our board unanimously approved informing Company B that its proposal provided inadequate value to our stockholders. Our board also unanimously approved pursuing further discussions of a strategic transaction with Company C.

On August 14, 2006, we notified Company A that we were prepared to continue discussions regarding a business combination and to proceed with confirmatory due diligence, and provided Company A with a proposed transaction timeline. During the week of August 14, 2006, we provided Company C with confidential financial and operating data, including projections, and Company C conducted a telephonic due diligence session with our management.

On August 19 and 20, 2006, members of our management met with representatives of Company A for further presentations, discussions and due diligence work. Company A informed us that it was working with a private equity firm (“Fund B”) regarding the provision of a substantial portion of the equity financing that would be required for an acquisition of RailAmerica.

On August 25, 2006, members of our management met with representatives of Company C for further due diligence discussions. On August 31, 2006, Company C informed us that it declined to pursue the acquisition of our company, citing valuation considerations.

Over the course of the next two weeks, Company A continued its due diligence review with our management and advisors. Mr. Swinburn updated our board of directors on the status of discussions with Company A. Beginning September 7, 2006, a data room containing business, financial and legal due diligence materials was made available to Company A and its representatives and potential financing sources. On September 13 and 14, 2006, we held in-depth management presentations and due diligence sessions with Company A and its potential debt and equity sources. On September 22, 2006, we provided a draft merger agreement to Company A.

During the week of September 18, 2006, we learned of potential changes in Company A’s transaction structure. Company A proposed that we agree to a simultaneous divestiture, at the closing of the acquisition, of certain of our railroad assets to Fund B.

On October 6, 2006, legal counsel for Company A provided us with a summary of Company A’s issues on the draft merger agreement. After several conferences to discuss the issues list, on October 18, 2006, legal counsel for

Company A provided us with Company A’s detailed comments and issues on the draft merger agreement. We continued to negotiate the terms of the merger agreement with Company A over the next several weeks.

On October 12, 2006, our board met by conference call and received an update on the status of our discussions with Company A, including a revised timeline for reaching a definitive agreement and the status of Company A’s financing efforts.

On October 13, 2006, our management authorized Morgan Stanley to contact Fund A to invite them to re-enter the process. On October 17, 2006, we provided Fund A with updated due diligence materials, including financial projections. On October 19, 2006, Fund A conducted a telephonic due diligence session with our management.

On October 18, 2006, we discussed with Company A a revised transaction timetable under which Company A would be required to submit by November 10, 2006, a complete, fully financed proposal for the acquisition. Over the next two weeks, Company  A informed us of the identities of over 15 potential equity sources that had been contacted in an effort to raise the equity financing required for the potential transaction.

On October 25, 2006, our board of directors held a regularly scheduled meeting at which it received an update on the status of our discussions with Company A. Later that same week, Company A informed our advisors that the divestiture strategy involving Fund B was not viable due to material adverse tax consequences. Company A informed our advisors that it was considering other transaction structures, including the acquisition of RailAmerica without any simultaneous asset sales.

On October 30, 2006, Fund A informed representatives of Morgan Stanley that it would not be prepared to offer merger consideration above $13.00 per share.

On October 30, 2006, Fortress Investment Group LLC (“Fortress”) contacted Morgan Stanley expressing strong interest in the acquisition of RailAmerica and the ability to pursue a transaction on our timetable with no contingencies, including as to debt and equity financing. On October 31, 2006, representatives of Fortress indicated to us that it was prepared to offer $15 per share or more. We informed Fortress that a complete, fully financed proposal would be required to be submitted by November 10, 2006. On this same date, Fortress executed a confidentiality and standstill agreement with us.

On November 1, 2006, we provided Fortress access to our due diligence data room and on November 2, 2006, we provided Fortress with a draft merger agreement. On this same date, Morgan Stanley advised us that it had been requested by Fortress to assist in providing debt financing for the proposed acquisition and that it would be willing to make the same financing offer to Company A and any other potential acquirors, noting that no acquiror would be obligated to accept any offer of financing from Morgan Stanley. Morgan Stanley requested our consent to its participation in providing financing to potential acquirors. Representatives of H&K discussed with our management, and later with our board, the nature of the potential conflict of interest that might arise from Morgan Stanley acting both as the financial advisor to RailAmerica and a possible financing source in connection with the acquisition of RailAmerica, and that as a means of addressing the conflict we could consider obtaining a fairness opinion from another financial advisor. Morgan Stanley informed us in writing of certain procedures that it agreed to institute to ensure that the financing teams and the team advising RailAmerica remained separate. After due consideration, we consented to Morgan Stanley’s participation in providing or arranging, or seeking to provide or arrange, financing to potential acquirors. Morgan Stanley then informed Company A of its offer to assist in providing debt financing to Company A on the same terms offered to Fortress.

On November 3, 2006, we held an in-depth management presentation with representatives of Fortress.

On November 7, 2006, our board met by conference call and received an update on the status of our discussions with interested bidders, and discussed the issues presented by each potential bidder, including the engagement of another financial advisor and Company A’s ability to obtain financing. We subsequently engaged Houlihan Lokey to provide an opinion to our board regarding the fairness to the holders of our common stock, from a financial point of view, of the consideration to be received by them in a potential merger.

On November 10, 2006, Fortress submitted a proposal for the acquisition of RailAmerica for merger consideration of $15.30 per share in cash, together with a form of proposed merger agreement and an executed debt financing commitment letter from Citigroup Global Markets, Inc. and an affiliate of Morgan Stanley. On the same date, Company A submitted a proposal for the acquisition of RailAmerica for merger consideration of $15.50 per share in cash. Company A also withdrew all further due diligence conditions to its proposal, agreed on the final version of the proposed merger agreement, and informed us that it had received firm debt and equity commitments sufficient to complete the acquisition, substantially resolving all open issues.

On November 12, 2006, our board of directors again met by conference call to discuss the proposals received from Company A and Fortress. Representatives of Morgan Stanley discussed the proposals and the process to solicit the best and final terms from each potential acquiror, as discussed with and authorized by our management. The board set a meeting date of November 14, 2006 to consider final proposals.

Following the board’s meeting on November 12, 2006, representatives of Morgan Stanley contacted Company A and Fortress with a request to submit their best and final proposals on November 14, 2006. From November 12 to November 14, 2006, our management and financial and legal advisors held discussions and negotiated the final terms of the proposed merger agreement with Fortress and its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

On November 14, 2006, each of Company A and Fortress submitted a revised proposal. Company A increased its merger consideration offer to $16.10 per share and provided us with signed debt and equity commitment letters, and Fortress increased its merger consideration offer to $16.35 per share and provided signed equity commitment letters from various affiliated investment funds committing up to $450 million in equity to the transaction.

During the afternoon and evening of November 14, 2006, our board of directors met to review our strategic alternatives and to discuss the best and final proposals submitted by Company A and Fortress. Representatives of Morgan Stanley updated the board regarding the process relating to the potential sale of our company, summarizing the transaction terms and key aspects of the two proposals, and discussed our strategic alternatives. Representatives of H&K again reviewed and discussed with the board the fiduciary duties of directors in connection with evaluating strategic alternatives, and then reviewed with the board in detail the legal terms of the two proposals, comparing the two proposed merger agreements, evaluating their differences and noting that the two agreements were substantially equivalent in all material respects, including the terms on which the board would have the ability to consider a superior transaction that might emerge. Our management made a presentation comparing the two proposals and recommended to the board that in management’s view, the Fortress proposal offered superior value to our stockholders.

Representatives of Houlihan Lokey reviewed and discussed with our board their analysis with respect to the fairness from a financial point of view of the merger consideration to be received by holders of our common stock. Houlihan Lokey then delivered its oral opinion to our board, which was subsequently confirmed by delivery of a written opinion, dated November 14, 2006 (which is attached to this Proxy Statement as Annex B), to the effect that, as of November 14, 2006 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its written opinion, the merger consideration to be received by the holders of our common stock was fair to such holders from a financial point of view.

Following additional discussion and deliberation, and an executive session of the independent directors during which directors Swinburn and Redfearn were not present, our board of directors unanimously approved the merger agreement with Buyer, the merger and the other transactions contemplated by the merger agreement, authorized RailAmerica to enter into the merger agreement with Buyer and resolved to recommend to our stockholders that they vote to adopt the merger agreement. Our board also approved an amendment to our Rights Agreement to provide that the common stock purchase rights issuable thereunder would not become issuable by reason of the proposed merger with Buyer.

Later that evening, RailAmerica and the Buyer executed the merger agreement. Early the next morning, we issued a press release announcing the transaction and filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and attaching a copy of the definitive merger agreement as an exhibit.

Reasons for the Merger

In reaching its decision to approve the merger agreement with Buyer, the merger and the other transactions contemplated by the merger agreement, authorize RailAmerica to enter into the merger agreement and recommend that our stockholders vote to adopt the merger agreement, our board of directors consulted with its financial and legal advisors and our management. The board of directors considered a number of potentially positive factors, including the following material factors:

•	the current and historical market prices of our common stock, and the fact that the $16.35 per share to be paid for each share of our common stock in the merger represents a premium of 32% to the closing price of our common stock on November 14, 2006, the last trading day before we signed the merger agreement, and a premium of 49% to the average closing price for the 60 trading days during the period ended November 14, 2006;

•	the possible alternatives to the sale of RailAmerica, including the potential stockholder value that could be expected to be generated from remaining independent, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the merger;

•	the sale process conducted by us, with the assistance of our financial and legal advisors, which involved discussions with other transportation companies likely to have the resources required to engage in a strategic acquisition of our company, engaging in discussions with approximately five parties to determine their interest in acquiring RailAmerica, entering into confidentiality agreements with five parties and the receipt of four written proposals to acquire RailAmerica;

•	the price proposed by Buyer reflected extensive negotiations between the parties and represented the highest price that we had received for the acquisition of RailAmerica, and a price that exceeded the highest price at which our common stock had ever traded;

•	our board’s familiarity with, and presentations by our management and financial advisors regarding, our business, operations, properties, financial condition, strategy and prospects, and related risks, the nature of the shortline railroad industry, industry trends, and economic and market conditions;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the fact that the approval of holders of two-thirds of our outstanding common stock is required for adoption of the merger agreement;

•	the financial analysis reviewed and discussed with our board on November 14, 2006 by representatives of Houlihan Lokey with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock pursuant to the merger as well as the oral opinion of Houlihan Lokey to our board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of November 14, 2006, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by the holders of RailAmerica common stock in the merger was fair to the holders of RailAmerica common stock from a financial point of view (see “The Merger — Opinion of Houlihan Lokey” beginning on page 21 and Annex B to this proxy statement);

•	the terms of the merger agreement and the related agreements, including:

•	the limited number and nature of the conditions to Buyer’s obligation to consummate the merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other takeover proposals;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Buyer a $20 million termination fee;

•	the merger not being conditioned on the ability of Buyer to obtain financing, the limited number and nature of the conditions to funding set forth in the financing commitment letters and the obligation of Buyer and Merger Sub to use their reasonable best efforts to obtain the financing;

•	the fact that we would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $20 million termination fee payable by Buyer; and

•	our ability to enforce specifically the terms and provisions of the merger agreement to prevent breaches of the merger agreement.

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights (see “Appraisal Right” beginning on page and Annex C to this proxy statement).

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the risk that the merger might not be completed, including as a result of a failure by Buyer to obtain the financing;

•	the fact that our stockholders will not participate in any future earnings or growth of RailAmerica;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other takeover proposals and the requirement that we pay Buyer a $20 million termination fee if our board of directors accepts a superior proposal; and

•	the possibility of disruption to our operations associated with the merger, and the resulting effect thereof on us if the merger does not close.

During its consideration of the transaction with Buyer, our board of directors was also aware that our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 28.

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined it to be advisable and in the best interests of our stockholders that we enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. The board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote to adopt the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

On November 14, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of Houlihan Lokey

On November 14, 2006, Houlihan Lokey rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of November 14, 2006, the merger consideration to be received by the holders of our common stock in the merger was fair to the holders of our common stock from a financial point of view.

Houlihan Lokey’s opinion was directed to RailAmerica’s board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of RailAmerica common stock in the merger and not any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. RailAmerica encourages its stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any RailAmerica stockholder as to how RailAmerica stockholders should act or vote with respect to the proposed merger.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed RailAmerica’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005 and September 30, 2006, the most recent of which RailAmerica’s management had identified as containing the most current financial statements available with respect to RailAmerica;

•	spoke with certain members of the management of RailAmerica regarding the business, operations, financial condition, future prospects and projected operating and financial performance of RailAmerica and regarding the proposed merger, and spoke with representatives of RailAmerica’s financial advisor and counsel regarding RailAmerica, the proposed merger, and related matters;

•	reviewed a draft, dated November 14, 2006, of the merger agreement;

•	reviewed financial forecasts and projections prepared by the management of RailAmerica with respect to the future financial performance of RailAmerica for the fiscal years ended December 31, 2006 through 2010, including the analyses and forecasts of certain cost savings and operating efficiencies to result from RailAmerica’s continued implementation of its process improvement project;

•	reviewed the historical market prices and trading volume for RailAmerica’s publicly traded securities and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

•	reviewed a management-prepared presentation, dated September 13, 2006, regarding RailAmerica;

•	reviewed certain publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions for companies Houlihan Lokey deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of RailAmerica advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections (including those relating to the process improvement project) reviewed by Houlihan Lokey had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial results and condition of RailAmerica, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of RailAmerica since the date of the most recent financial statements provided to it, and that there were no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any agreements, arrangements or understandings that might be entered into in connection with the merger or otherwise or of any transaction to which RailAmerica or the Buyer was a party (other than the merger).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by it, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would result in the disposition of any material portion of the assets of RailAmerica, or otherwise have an adverse effect on RailAmerica or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the merger agreement would not differ in any material respect from the draft reviewed by Houlihan Lokey.

Furthermore, Houlihan Lokey were not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of RailAmerica or any other party.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and are under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors of RailAmerica in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote with respect to the merger.

Houlihan Lokey were not requested to opine as to, and its opinion does not address: (i) the underlying business decision of RailAmerica, its respective security holders or any other party to proceed with or effect the merger; (ii) the fairness of any portion or aspect of the merger not expressly addressed in the opinion; (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of RailAmerica, or any other party other than those set forth in the opinion; (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for RailAmerica or any other party or the effect of any other transaction in which RailAmerica or any other party might engage; (v) the tax or legal consequences of the merger to either RailAmerica, its respective security holders, or any other party; (vi) the fairness of any portion or aspect of the merger to any one class or group of RailAmerica’s or any other party’s security holders vis-à-vis any other class or group of RailAmerica’s or such other party’s security holders; (vii) whether or not RailAmerica, its respective security holders or any other party is receiving or paying reasonably equivalent value in the merger; or (viii) the solvency, creditworthiness or fair value of RailAmerica or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on advice of the outside counsel and the independent accountants to RailAmerica, and on the assumptions of the management of RailAmerica, as to all legal, regulatory, accounting, insurance and tax matters with respect to RailAmerica and the merger.

In preparing its opinion to RailAmerica’s board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to RailAmerica or the proposed merger. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to RailAmerica’s board of directors in connection with its consideration of the proposed merger and was one of many factors considered by RailAmerica’s board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of RailAmerica’s board of directors or management with respect to the merger.

The following is a summary of the material valuation analyses prepared in connection with Houlihan Lokey’s opinion rendered on November 14, 2006.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet.

•	EBITDA — the amount of earnings before interest, taxes, depreciation and amortization for a specified time period. With respect to RailAmerica, EBITDA was adjusted based on discussions with RailAmerica’s management to exclude certain non-recurring costs and expenses.

•	EBIT — the amount of earnings before interest and taxes for a specified time period. With respect to RailAmerica, EBIT was adjusted based on discussions with RailAmerica’s management to exclude certain non-recurring costs and expenses.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of RailAmerica common stock and the common stock of the selected railroad companies listed below as of November 13, 2006 and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2006 and 2007 EBITDA for RailAmerica were based on estimates provided by RailAmerica’s management. Estimates of 2006 and 2007 EBITDA for the selected railroad companies listed below were based on publicly available research analyst estimates for those railroad companies.

Selected Companies Analysis.  Houlihan Lokey calculated enterprise value multiples of certain financial data for RailAmerica and selected railroad companies.

The calculated multiples included:

•	Enterprise value as a multiple of latest twelve months, or LTM, Revenue;

•	Enterprise value as a multiple of estimated 2006 Revenue;

•	Enterprise value as a multiple of estimated 2007 Revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated 2006 EBITDA;

•	Enterprise value as a multiple of estimated 2007 EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Enterprise value as a multiple of estimated 2006 EBIT; and

•	Enterprise value as a multiple of estimated 2007 EBIT.

The selected railroad companies were:

•	Genesee & Wyoming, Inc.

•	Florida East Coast Industries, Inc.

•	Kansas City Southern, Inc.

•	Burlington Northern Santa Fe Corporation

•	CSX Corporation

•	Norfolk Southern Corporation

•	Union Pacific Corporation

•	Canadian Pacific Railway Limited

•	Canadian National Railway Company

The selected companies analysis indicated the following:

Multiple Description	Low		High		Mean		Median

Enterprise Value as a Multiple of:
LTM Revenue	2.07	x	5.32	x	2.99	x	2.57x
2006E Revenue	2.01	x	5.58	x	2.94	x	2.55x
2007E Revenue	1.86	x	4.88	x	2.69	x	2.31x
LTM EBITDA	7.8	x	15.0	x	9.7	x	8.4x
2006E EBITDA	7.4	x	16.3	x	9.4	x	7.9x
2007E EBITDA	6.6	x	14.2	x	8.2	x	7.3x
LTM EBIT	10.2	x	23.6	x	13.7	x	11.7x
2006E EBIT	9.3	x	14.9	x	11.2	x	10.6x
2007E EBIT	8.7	x	12.4	x	10.1	x	9.6x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for RailAmerica, including estimates with respect to RailAmerica’s future financial performance provided by RailAmerica’s management. The selected companies analysis indicated an implied reference range value per share of RailAmerica common stock of $11.62 to $13.00, as compared to the merger consideration of $16.35 per share of RailAmerica common stock.

Selected Transactions Analysis.  To the extent information was publicly available, Houlihan Lokey calculated enterprise value multiples of certain financial data based on the purchase prices paid in twenty-three transactions involving railroad companies.

The calculated multiples included:

•	Enterprise value as a multiple of LTM Revenue;

•	Enterprise value as a multiple of LTM EBITDA; and

•	Enterprise value as a multiple of LTM EBIT.

The twenty-three selected transactions were:

Target	Acquiror

Chattahoochee & Gulf Railroad Co., Inc and H&S Railroad Company, Inc.	Genesee & Wyoming Inc.
Tishomingo Railroad Company Incorporated	Indiana Boxcar Corporation
Cranberry Creek Railroad, Inc.	Chartwell International, Inc.
RailAmerica Western Canada Railroad	Canadian National Railway Company
San Luis and Rio Grande Railroad Company, Inc.	Permian Basin Railways, Inc.
BSNF Railway’s Main Line between Belen, NM and Trinidad, CO	New Mexico Department of Transportation
Alcoa Railroad Group	RailAmerica, Inc.
Rail Management Corporation	Genesee & Wyoming Inc.
South Dakota Rail Line	BNSF Railway Company
Savage Alberta Railway Inc.	CANAC Inc.
Georgia & Florida RailNet, Inc., Nebraska, Kansas & Colorado RailNet, Inc. & Illinois RailNet, Inc.	OmniTRAX, Inc.
Grupo Transportacion Ferroviaria Mexicana SA de CV	Kansas City Southern
West Texas and Lubbock Railroad Company & Arizona Eastern Railway Company	Permian Basin Railways, Inc.
Locomotive Leasing Partners	GATX Corporation

Target	Acquiror

Savannah Wharf Branch Rail Lines	Golden Isles Terminal Railroad, Inc.
Mexrail, Inc.	Kansas City Southern
Freight Australia	Pacific National Pty Ltd
Kelowna Pacific Railway Ltd.	KnightHawk Rail Ltd.
Mission Mountain Railroad	Watco Companies, Inc.
RailAmerica Chilean Railroad	Andres Pirazzoli y Cia, Ltda.
Heartland Rail Corporation	Railroad Development Corporation
Chattahoochee Industrial Railroad Inc., Arkansas Louisiana & Mississippi Railroad Company, and Fordyce & Princeton Railroad Company	Genesee & Wyoming Inc.
Central Michigan Railway Company	RailAmerica, Inc.

The selected transactions analysis indicated the following:

Multiple Description	Low		High		Mean		Median

Enterprise Value as a Multiple of:
LTM Revenue	3.09	x	16.47	x	6.82	x	3.86x
LTM EBITDA	10.9	x	10.9	x	10.9	x	10.9x
LTM EBIT	15.9	x	18.8	x	17.4	x	17.4x

Houlihan Lokey applied multiples based on the selected transactions analysis to corresponding financial data for RailAmerica. The selected transactions analysis indicated an implied reference range value per share of RailAmerica common stock of $12.96 to $14.13, as compared to the merger consideration of $16.35 per share of RailAmerica common stock.

Discounted Cash Flow Analysis.  Houlihan Lokey also calculated the net present value of RailAmerica’s unlevered, after-tax debt-free cash flows based on estimates with respect to RailAmerica’s future financial performance prepared and provided by RailAmerica’s management. RailAmerica management prepared projections with and without potential future acquisitions though management indicated that no acquisitions were currently contemplated and could give no assurance that any potential future acquisitions would occur. In performing this analysis, Houlihan Lokey used discount rates ranging from 10% to 12% based on RailAmerica’s estimated weighted average cost of capital and terminal value multiples ranging from 8.0x to 10.0x terminal year EBITDA. The discounted cash flow analysis indicated an implied reference range value per share of RailAmerica common stock of $14.54 to $17.38 with acquisitions and $13.02 to $15.28 without acquisitions, as compared to the merger consideration of $16.35 per share of RailAmerica common stock.

Other Matters

Houlihan Lokey was engaged by RailAmerica pursuant to a letter agreement dated as of November 10, 2006 to provide an opinion to RailAmerica’s board of directors regarding the fairness from a financial point of view to the holders of RailAmerica common stock of the consideration to be received by the holders of RailAmerica common stock in a potential merger. RailAmerica engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Pursuant to the engagement letter, RailAmerica paid Houlihan Lokey customary fees for its services, no portion of which was contingent upon the successful completion of the merger. In addition, RailAmerica has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and its affiliates for certain liabilities, including liabilities under the federal securities laws, that may arise in connection with Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of RailAmerica, other parties that may be involved in the merger and their respective affiliates. Houlihan Lokey, or its affiliates, have provided and are currently providing certain financial advisory and investment banking services to Fortress Investment Group LLC, an affiliate of the Buyer, and have received and are receiving fees for rendering such services, and may continue to do so in the future.

Financing

Buyer estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $1.069 billion, which includes approximately $665 million to be paid out to our stockholders and holders of other equity-based interests in RailAmerica, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by Fortress Investment Group LLC and debt financing. Notwithstanding such arrangements, the obligations of Buyer and Merger Sub under the merger agreement are not subject to any financing condition.

Equity Financing

Buyer has received the equity commitment letter dated November 14, 2006 pursuant to which affiliates of Fortress Investment Group LLC have agreed to provide equity financing of $450 million to Buyer as a source of funds required to consummate the transactions contemplated by the merger agreement. The obligations of such affiliates of Fortress Investment Group LLC to provide the equity financing on the terms outlined in the equity commitment letter are subject to the satisfaction or waiver of the conditions to the obligations of Buyer set forth in Article VI of the merger agreement. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Debt Financing

Buyer has received the senior secured credit facilities commitment letter dated November 14, 2006 made by Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., or the lenders, for senior secured credit facilities in an aggregate principal amount of $650 million. The obligation of the lenders to provide the debt financing on the terms outlined in the senior secured credit facilities commitment letter is subject to the following conditions, among others:

•	the preparation, negotiation, execution and delivery of definitive documentation with respect to the senior secured credit facilities customary for similar transactions, including credit agreements, security agreements and guarantees incorporating substantially the terms and conditions outlined in the senior secured credit facilities commitment letter and otherwise reasonably satisfactory to the lenders and their counsel;

•	the absence of any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the merger agreement);

•	each of the lenders not becoming aware after November 14, 2006 of any information not previously known to such lender which is inconsistent in a material and adverse manner with the information (taken as a whole) known to such lender prior to November 14, 2006;

•	the merger will have been consummated or will be consummated simultaneously with or immediately following the closings under the senior secured credit facilities in accordance with the merger agreement and all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the lenders without their prior consent);

•	the equity investments described above in the description of the equity commitment letter will have been made;

•	the lender acting as agent pursuant to the senior secured credit facilities will have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, certain indebtedness of RailAmerica will have been repaid in full (or satisfactory arrangements made for such repayment) and the related commitments will have been permanently terminated;

•	the lenders will have received certain audited and unaudited financial statements of RailAmerica, all of which will be prepared in accordance with generally accepted accounting principles;

•	the lenders will have received (i) a pro forma consolidated balance sheet of Buyer as of the closing date of the merger, after giving effect to the merger, together with a certificate of the chief financial officer of Buyer to the effect that such statements accurately present in all material respects the pro forma financial position of Buyer and its subsidiaries in accordance with generally accepted accounting principles, and (ii) the most recent projections through the 2011 fiscal year;

•	all documents and instruments required to perfect the security interest of the lenders in the collateral securing the senior secured credit facilities will have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral will be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions, subject to the Buyer’s right to deliver certain of the security post-closing pursuant to arrangements to be mutually agreed with the lenders;

•	the lead lender will have received (i) customary and reasonably satisfactory legal opinions, corporate documents (including know your customer information) and certificates, including a certificate regarding the solvency of Buyer after giving effect to the merger, and (ii) payment of fees and expenses; and

•	pursuant to a mutually satisfactory engagement letter, Buyer will have appointed the lenders to act as sole lead arrangers, sole lead syndication agents, sole lead underwriters, sole lead placement agents or sole lead initial purchasers for debt securities to refinance the senior secured credit facilities.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Treatment of Equity Awards

Stock Options.  The merger agreement provides that, upon completion of the merger, each outstanding option to purchase shares of our common stock, including options held by our officers and directors, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $16.35 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option immediately prior to completion of the merger, without interest and less any applicable withholding taxes.

Restricted Stock.  The merger agreement also provides that all outstanding shares of restricted stock, including shares held by our officers and directors, whether or not then vested, will become free of restrictions and be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes.

Performance Units.  The merger agreement further provides that outstanding performance units granted to officers and directors, whether or not then vested, will be treated as if all performance targets had been met and converted into the right to receive the $16.35 per share cash merger consideration multiplied by the number of shares issuable under the performance unit, without interest and less any applicable withholding taxes.

Based on the stock options, restricted stock and performance unit holdings by our executive officers and directors on December 1, 2006, upon completion of the merger, our executive officers and directors will be entitled to receive cash payments (subject to required tax withholding) on account of such equity awards as shown in the table below.

			Performance
Name	Options	Restricted Stock	Units	Total

Charles Swinburn	$611,975	$726,708	$231,614	$1,570,297
Donald D. Redfearn	2,975,350	493,607	204,375	3,673,332
R. Joe Conklin	502,650	344,707	204,375	1,051,732
Terry Forsman	115,625	153,706	70,861	340,192
Michael J. Howe	292,810	393,757	204,375	890,942
M. Scott Linn	196,470	140,087	70,861	407,418
Thomas C. Owen, Jr.	129,968	138,534	70,861	339,363
Robert J. Rabin	149,250	179,065	70,861	399,176
Scott G. Williams	153,940	183,725	70,861	408,526
Harold R. Curtis	258,000	54,511	0	312,511
Anne H. McNamara	214,000	54,511	0	268,511
Ferd C. Meyer, Jr.	585,350	54,511	0	639,861
Douglas R. Nichols	606,863	54,511	0	661,374
William G. Pagonis	571,050	139,694	0	710,744
Richard Rampell	560,850	54,511	0	615,361

Total	$7,924,151	$3,166,145	$1,199,044	$12,289,340

Change in Control Severance Agreements

We have entered into change in control severance agreements with each of the following current executive officers: Charles Swinburn; Donald D. Redfearn; R. Joe Conklin; Michael J. Howe; Robert J. Rabin; and Scott G. Williams.

Each change in control severance agreement generally provides that upon completion of the merger, RailAmerica will continue to employ the officer under the severance agreement for a period of three years following the merger. During this three-year employment period, the officer will:

(a) receive a monthly salary at least equal to the highest monthly salary paid to the officer during the twelve months preceding the merger;

(b) receive, on an annual basis, a cash bonus at least equal to the average annual bonus paid to the officer in the three fiscal years immediately preceding the merger or, if greater, the bonus that would have been paid to the officer for the fiscal year in which the merger occurs based upon the same formula, terms and conditions for the bonuses for the immediately preceding fiscal year;

(c) continue to be eligible to participate in our welfare benefit plans, incentive, savings and retirement plans and other fringe benefit plans, on at least as favorable terms as those in place before the merger; and

(d) receive reimbursement for reasonable business expenses.

The severance agreements provide for various termination payments if the employment of the officer is terminated without cause in anticipation of the completion of the merger or prior to the end of the three-year employment period. If RailAmerica terminates the officer’s employment without cause or the officer terminates his employment for good reason, including the case in which he terminates his employment for any reason during the 30-day period immediately following the first anniversary of the effective date of the merger, the officer will be entitled to a continuation of the health, dental, disability and life insurance benefits for the officer and his family for the remainder of the three-year employment period. In addition, the officer will receive, as a lump sum payment:

(a) any accrued but unpaid base salary and bonus through the date of termination;

(b) a pro rata portion of a formula-based bonus for the fiscal year in which the termination occurs;

(c) an amount equal to a specified multiple of the sum of the officer’s base salary and formula-based bonus; and

(d) an amount equal to the officer’s accrued and unpaid vacation pay.

The multiple referred to in (c) above is 3 for Charles Swinburn, our Chief Executive Officer, and Donald D. Redfearn, our President and Chief Administrative Officer, and 2 for our other executive officers.

If RailAmerica terminates the officer’s employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts that have accrued but have not yet been paid to the officer. Each severance agreement requires us to reimburse the officer, on a fully grossed-up basis, for any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

In addition, Mr. Swinburn’s and Mr. Redfearn’s severance agreements provide that RailAmerica will pay each of them the individual performance awards payable to him under our Long-term Incentive Program for each performance period that had begun but not ended under the program on the date his employment is terminated by us without cause or by him for good reason as though he had remained employed by us through the end of these performance periods. The only unexpired performance period under the Long-term Incentive Program will expire on December 31, 2006.

The following table shows the amount of potential cash severance payable to each of our current executive officers who is a party to a change in control severance agreement, based on compensation and benefit levels in effect on December 1, 2006, and assuming the merger is completed on February 28, 2007, and the executive’s employment terminates under circumstances that entitle him to severance immediately thereafter. The table also shows the estimated value of continuing welfare and fringe benefits and the estimated tax gross-up payment to each such executive in respect of the excise tax imposed on excess parachute payments.

		Estimated Value of
	Amount of Potential	Welfare and	Estimated 280G
	Cash Severance	Fringe	Gross-
Name	Payment *	Benefits	Up Payment**

Charles Swinburn	$2,415,000	$192,000	$1,209,000
Donald D. Redfearn	$2,154,000	$192,000	$970,000
R. Joe Conklin	$843,000	$132,000	$450,000
Michael J. Howe	$843,000	$144,000	$451,000
Robert J. Rabin	$585,000	$87,000	$247,000
Scott G. Williams	$639,000	$108,000	$277,000

*	Includes two or three times (as applicable) the sum of base salary and formula-based bonus, a pro-rated formula-based annual bonus for 2007 and accrued but unpaid vacation pay.

**	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. Estimates include the estimated tax gross-up as a result of any acceleration of vesting of stock options and other equity compensation as well as the potential cash severance payment and estimated value of benefits set forth in the preceding two columns.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that RailAmerica, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of RailAmerica to the fullest extent permitted by applicable law or RailAmerica’s certificate of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the effective time of the merger, and that Buyer will guarantee these obligations of the surviving corporation.

In addition, RailAmerica intends to purchase, prior to the consummation of the merger, a six year prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time for six years from the effective time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement; provided, however, that RailAmerica will not pay an aggregate premium in excess of 250% of the aggregate amount per annum that it has paid for such coverage in its last full fiscal year prior to the date of the merger agreement.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 47.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of RailAmerica stock whose shares of RailAmerica stock are converted into the right to receive cash in the merger. The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of RailAmerica stock held as capital assets, and does not address the tax consequences that may be relevant to holders of RailAmerica stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States holders (as defined below) whose functional currency is not the U.S. dollar, or holders who hold RailAmerica stock through pass-through entities, as part of a hedge, straddle or conversion transaction, holders deemed to sell RailAmerica stock under the constructive sale provisions of the Internal Revenue Code, holders who exercise appraisal rights, or holders who acquired RailAmerica stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this summary, a United States holder means a beneficial owner of RailAmerica stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of RailAmerica stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of RailAmerica stock other than a United States holder.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of RailAmerica stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders.  The receipt of cash by a United States holder for shares of RailAmerica stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder who receives the merger consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the RailAmerica stock converted to cash in the merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of RailAmerica stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the RailAmerica stock has been held for more than one year as of the effective time of the merger. The deductibility of capital losses is limited. A United States holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the tax implications of the merger.

Cash consideration received by a non-corporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Non-United States Holders.  A non-United States holder that receives cash for shares of RailAmerica stock pursuant to the merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder, subject to an applicable treaty providing otherwise or (iii) such holder’s shares constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

If you are a non-United States holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains.

If you are a non-United States holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders. Non-United States holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your net gain from your shares in the same manner as United States holders. RailAmerica believes that, due to its significant interests in United States real property, shares of its stock in the hands of a stockholder who, at any time during the five years preceding the effective date of the merger, held (actually or constructively) more than five percent of the shares of RailAmerica stock, may constitute “U.S. real property interests.” Non-United States holders that have owned five percent or more of the shares of RailAmerica stock at any time in the five-year period ending on the effective date of the merger are particularly urged to consult their own tax advisors with regard to their tax treatment in the merger.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States holder for RailAmerica stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Litigation Related to the Merger

We are aware of one purported class action lawsuit against us related to the proposed merger. The case, Robert Strougo, individually and on behalf of all others similarly situated v. William G. Pagonis, Charles Swinburn, Donald D. Redfearn, Harold R. Curtis, Ferd C. Meyer, Jr., Anne H. McNamara, Douglas R. Nichols, Richard Rampell, and RailAmerica, Inc., which has not yet been served upon us, was filed on November 16, 2006 in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (C.A. No. 012301). The complaint alleges, among other things, that the defendants (officers and directors of RailAmerica) breached their fiduciary duties by failing to conduct an adequate market check or auction of RailAmerica. The complaint also alleges that the amount offered in the merger agreement is grossly unfair to the stockholders of RailAmerica. The complaint seeks, among other relief, the following: class certification of the lawsuit; a declaration that the defendants have committed or aided and abetted a gross abuse of trust and breached their fiduciary duties to the stockholders; an order enjoining the defendants from proceeding with the merger; rescission of the merger in the event it is completed; an order establishing a stockholders’ committee to ensure adequate safeguards in connection with any transaction for the shares of RailAmerica; compensatory damages against the defendants, including pre-judgment interest; and costs and attorneys’ fees. RailAmerica believes this lawsuit is without merit and plans to defend it vigorously.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals.

Surface Transportation Board.  Completion of the merger is subject to exemption or approval by the Surface Transportation Board (“STB”), which regulates railroad transportation in the United States. On December 1, 2006, we and the Buyer filed a Verified Notice of Exemption from the prior approval requirements of 49 U.S.C. 11323. The exemption will become effective 30 days after filing unless a petition to revoke the exemption is filed by a third party within that time period, and the STB stays the effectiveness of the exemption in response to such petetion.

United States Antitrust.  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that merger and acquisition transactions meeting specified criteria may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. We and the Buyer intend to file notification reports with the Federal Trade Commission and the Department of Justice under the HSR Act.

Foreign Regulatory Matters.  As the assets of RailAmerica include railroads operating in Canada, completion of the merger is subject to review under the Investment Canada Act and to the requirements of the Competition Act (Canada).

The Investment Canada Act provides that the merger is subject to the applicable Minister designated under the Investment Canada Act being satisfied that the merger is likely to be of net benefit to Canada, having regard to the factors set out in the Investment Canada Act. On December 6, 2006, Buyer filed an application for review under the Investment Canada Act seeking approval of the Minister for the merger.

The Competition Act (Canada) provides that transactions which exceed certain thresholds may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting period requirements have been satisfied or waived, or the Commissioner has granted an Advance Ruling Certificate in respect of the merger. The obligations of the parties to complete the merger are subject to receipt of an Advance Ruling Certificate stating that the Commissioner is satisfied that there are not sufficient grounds to initiate proceedings under the Competition Act with respect to the merger or, following the filing of notice thereunder or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner advises that there are not sufficient grounds to initiate proceedings under the Competition Act with respect to the merger. A request for an Advance Ruling Certificate was filed with the Commissioner on December 5, 2006.

General.  Except as noted above and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. RailAmerica can provide no assurance that Buyer or RailAmerica will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Buyer after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Buyer and RailAmerica and referred to in this proxy statement or on terms that will be satisfactory to Buyer and RailAmerica. See “THE MERGER AGREEMENT — Conditions to Consummation of the Merger” on page 36.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, RR Acquisition Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Buyer, will be merged with and into RailAmerica. As a result of the merger, the separate corporate existence of Merger Sub will cease and RailAmerica will continue as a direct wholly owned subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such later time as Buyer and RailAmerica agree and as specified in the certificate of merger. The closing of the merger will occur as promptly as practicable, and in no event later than the fifth business day after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement.

Consideration to be Received in the Merger

Upon consummation of the merger, each share of RailAmerica common stock issued and outstanding immediately prior to the consummation of the merger, other than appraisal shares, shares held in treasury and shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or RailAmerica will automatically be converted into the right to receive $16.35 in cash, without interest.

In addition, upon consummation of the merger:

•	each outstanding option to purchase shares of RailAmerica common stock, including unvested stock options, will be canceled, (i) and, in the case of a stock option having a per share exercise price less than $16.35, converted into the right to receive an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of RailAmerica common stock subject to such stock option immediately prior to the consummation of the merger and (B) the amount by which $16.35 exceeds the per share exercise price of such stock option, or (ii) in the case of a stock option having a per share exercise price equal to or greater than $16.35, without any payment;

•	each outstanding warrant to purchase shares of RailAmerica common stock will be canceled and converted into the right to receive an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of RailAmerica common stock subject to such warrant immediately prior to the consummation of the merger and (B) the amount by which $16.35 exceeds the per share exercise price of such warrant;

•	if any share of RailAmerica common stock outstanding immediately prior to the consummation of the merger is unvested or subject to a repurchase option, then, effective immediately prior to the consummation of the merger, any such share of RailAmerica common stock will be fully vested and any repurchase option held by RailAmerica will lapse; and

•	each outstanding grant of performance units will become fully vested immediately prior to the consummation of the merger as if all performance targets had been satisfied and will be converted into the right to receive, for such performance unit, an amount (subject to any applicable withholding tax) in cash equal to the sum of (i) the product of (A) the number of shares of RailAmerica common stock which the holder of such performance unit would have been entitled to receive under the terms of the performance unit and (B) $16.35 and (ii) the cash portion, if any, payable with respect to such performance unit.

Appraisal Shares

Any appraisal shares will not be converted into the right to receive $16.35 in cash, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Delaware law. If any such holder of appraisal shares fail to perfect or otherwise waives, withdraws or loses the right to appraisal under Delaware law or a court determines that such holder is not entitled to the relief provided by Delaware law, then the right of such holder to be paid the fair value of such holder’s appraisal shares will cease and such appraisal shares will be deemed to have been converted at the consummation of the merger into, and will have become, the right to receive $16.35 in cash, without interest. RailAmerica will serve prompt notice to Buyer of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to Delaware law received by RailAmerica, and Buyer will have the right to participate in all negotiations and proceedings with respect to such demands.

Procedures for Surrender of Certificates

As soon as practicable after the consummation of the merger, the paying agent will mail to each holder of record of a certificate or certificates that, immediately prior to the consummation of the merger, represented outstanding shares of RailAmerica common stock subsequently converted into the right to receive $16.35 in cash, a letter of transmittal that will contain instructions for use in effecting the exchange of the certificates.

Upon surrender to the paying agent of a certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such certificate will be entitled to receive in exchange a check representing the applicable amount of cash that such holder has the right to receive and (ii) the surrendered certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

In the event of a transfer of ownership of shares of RailAmerica common stock that is not registered in the transfer records of RailAmerica, the appropriate amount of the merger consideration may be paid to a transferee if the certificate representing such shares of RailAmerica common stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Buyer, its affiliates, or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement to any holder of shares of RailAmerica common stock (including restricted or deferred shares), appraisal shares, stock options or performance units, and any participant in RailAmerica’s employee stock purchase plan, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the approval and adoption of the merger agreement by holders of at least two-thirds of the outstanding shares of RailAmerica common stock;

•	the absence of any applicable law or any order, injunction or other judgment issued by any court or other government entity that prevents or prohibits consummation of the merger;

•	the absence of any pending action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the merger or seeking to obtain material damages with respect to the merger;

•	the receipt of all consents, approvals and authorizations of any governmental entity required to consummate the merger, other than the filing of a certificate if merger with the Secretary of State of Delaware;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and any other applicable pre-clearance requirement of any foreign competition law; and

•	the receipt of the approval or exemption, as the case may be, of the Surface Transportation Board with respect to the transactions contemplated by the merger agreement.

The obligations of Buyer to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of RailAmerica that are qualified by materiality or material adverse effect are true and correct;

•	the representations and warranties of RailAmerica with regards to capitalization are true and correct in all respects (subject to de minimis exceptions);

•	all other representations and warranties of RailAmerica are true and correct in all material respects;

•	RailAmerica having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	RailAmerica having delivered to Buyer a certificate, signed by an executive officer of RailAmerica, to the effect that each of the conditions specified above has been satisfied.

The obligations of RailAmerica to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Buyer and Merger Sub that are qualified by materiality or material adverse effect are true and correct;

•	all other representation and warranties of Buyer and Merger Sub are true and correct in all material respects;

•	Buyer and Merger Sub having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	Buyer having delivered to RailAmerica a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Representations and Warranties

The merger agreement contains customary representations and warranties of Buyer, Merger Sub and RailAmerica, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with the companies’ respective governing documents, applicable laws and contracts;

•	compliance with laws;

•	pending or, to the knowledge of the companies, threatened litigation;

•	accuracy of information supplied by each of Buyer and RailAmerica in connection with this proxy statement; and

•	engagement and payment of fees of brokers, finders and investment bankers.

In addition, the merger agreement contains the following customary representations and warranties of RailAmerica:

•	capitalization;

•	material contracts, and the enforceability of such contracts;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	employee benefit plans and matters relating to ERISA;

•	absence of material changes or events, including the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to RailAmerica since December 31, 2005;

•	the existence and applicability of stockholders’ rights plans to the transaction contemplated by the merger agreement;

•	labor and employment matters;

•	filing of tax returns and payment of taxes;

•	ownership and use of intellectual property;

•	the receipt of a fairness opinion from RailAmerica’s financial advisor;

•	insurance;

•	compliance with environmental laws and regulations;

•	ownership of RailAmerica subsidiaries;

•	ownership and use of real property; and

•	absence of related party transactions.

The merger agreement also contains the following customary representations and warranties of Buyer and Merger Sub:

•	the existence of sufficient cash resources and financing commitments to consummate the merger and fund working capital needs thereafter;

•	interim operations of Merger Sub;

•	ownership by Buyer of common stock of RailAmerica; and

•	solvency of surviving corporation following the merger.

The merger agreement provides that a material adverse effect means, with respect to RailAmerica, any change, event, effect or circumstance that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of the RailAmerica and its subsidiaries, taken as a whole, or (ii) prevent or materially delay the performance by RailAmerica of any of its obligations under the merger agreement or the consummation of the merger and related transactions. None of the following, either alone or in combination, will be deemed to constitute, nor be taken into account in determining whether there has been or will be, a material adverse effect:

•	any change in RailAmerica’s stock price or trading volume;

•	any failure, in and of itself, by RailAmerica to meet revenue or earnings projections;

•	any effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any effect that results from changes affecting general worldwide economic or capital market conditions, or any effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters disproportionately affect RailAmerica and its subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada;

•	any effect attributable to a change in the short line industry track maintenance tax credit, the rules relating to the application of such tax credit, or discussions with respect to such tax credit;

•	any effect caused by the announcement or pendency of the merger or any other effect that is demonstrated to have resulted from the announcement of the merger, or the identity of Buyer or any of its affiliates as the acquirer in connection with the merger;

•	the performance of the merger agreement and the transactions contemplated thereby or any action taken or omitted to be taken by RailAmerica at the request or with the prior consent of Buyer or Merger Sub;

•	changes in any applicable accounting regulations or principles or interpretations thereof;

•	any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration previously disclosed to Buyer; or

•	in and of itself, the commencement of any suit, action or proceeding, or any liability, sanction or penalty arising from any governmental proceeding or investigation that was commenced prior to entering into the merger agreement and was previously disclosed to Buyer.

The merger agreement also provides that, with respect to Buyer or Merger Sub, a material adverse effect is any effect that, individually or taken together with all other effects that have occurred prior to the date of determination, is or would be reasonably likely to prevent or materially delay the performance by Buyer or Merger Sub of any of their material obligations under the merger agreement or the consummation of the merger or the other transactions contemplated thereby.

Conduct of Business by RailAmerica Prior to Consummation of the Merger

RailAmerica agrees that prior to the consummation of the merger, unless Buyer agrees in writing, RailAmerica will and will cause each of its subsidiaries to (i) maintain its existence in good standing under applicable law, (ii) conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of it and its subsidiaries with customers, suppliers, distributors and other persons with which it has business dealings.

Further, except as previously disclosed to Buyer, RailAmerica agrees that until the consummation of the merger, it will not and will cause each of its subsidiaries not to, without the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed:

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its subsidiaries on a pro rata basis to the equity owners of such stock;

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights to acquire equity securities of RailAmerica, other than in connection with the exercise or forfeiture of stock options;

•	issue, deliver or sell any shares of its capital stock or rights to acquire equity securities of RailAmerica, other than the issuance of shares of RailAmerica common stock upon the exercise of stock options and warrants or the issuance of shares of RailAmerica common stock pursuant to RailAmerica’s employee stock purchase plan;

•	amend its certificate of incorporation or bylaws or equivalent organizational documents of its subsidiaries;

•	purchase any equity interest in any entity or a substantial portion of the assets of any entity if the aggregate amount of the consideration paid or transferred by it and its subsidiaries in connection with all such transactions, together with the aggregate amount of all payments that are made, required to be made or reasonably expected to be made by it and its subsidiaries in order to improve or develop such assets, or the assets of such entity that RailAmerica or its subsidiary invests in, in accordance with its plans for the next three years after completion of the applicable transaction, would exceed $10 million, or merge or consolidate with another entity;

•	sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any subsidiary of RailAmerica), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) leases and subleases of owned real property and real property leased by it or its subsidiaries, and voluntary terminations or surrenders of leases on real property held by it or its subsidiaries, in each case, in the ordinary course of business, (C) sales or other dispositions of real estate not utilized in the operations of it or its subsidiaries with a sale price that does not exceed $2 million individually or $5 million in the aggregate, (D) sales or other dispositions of assets utilized in the operations of it or its subsidiaries the total value of which does not exceed $5 million in the aggregate; and (E) certain transactions previously disclosed to Buyer;

•	pledge or encumber any of its properties or assets (including capital stock of any subsidiary of RailAmerica), other than in the ordinary course of business;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of RailAmerica or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person or entity, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity, other than indebtedness incurred in the ordinary course of business;

•	make any loans or capital contributions to, or investments in, any person or entity, other than (A) to any of is subsidiaries or (B) in the ordinary course of business;

•	except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against it or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed $1 million in excess of previously disclosed accruals and (B) reasonably would not be expected to prohibit or materially restrict

RailAmerica and its subsidiaries from operating their business in substantially the same manner as operated on the date of the merger agreement; provided that in no event will RailAmerica settle any material claim or material litigation relating to the consummation of the transactions contemplated by the merger agreement; and provided further that RailAmerica will (1) promptly notify Buyer of the institution of any stockholder litigation against RailAmerica or any of its directors relating to the merger agreement or the merger, (2) keep Buyer fully informed on a reasonably current basis regarding all material developments in any such stockholder litigation, (3) provide Buyer the opportunity to consult with RailAmerica regarding the defense or settlement of any such stockholder litigation, and (4) give due consideration to Buyer’s advice with respect to such stockholder litigation;

•	cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

•	change its tax accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates, other than (A) with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, (B) to effect payment of pro rated annual performance bonuses to employees pursuant to bonus plans in effect as of the date of the merger agreement and previously disclosed to Buyer, (C) to effect payment of severance and stay bonuses to employees as previously disclosed to Buyer, or (D) as expressly contemplated by the merger agreement;

•	increase benefits payable under any severance or termination pay policies or employment agreements in existence as of the date of the merger agreement; enter into any employment, deferred compensation or other similar agreement (or amend any such agreement) with any director, officer or employee of RailAmerica or any of its subsidiaries; or establish, adopt or amend (except as required by applicable law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of RailAmerica or any of its subsidiaries;

•	enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement, in each case relating to 175 or more employees;

•	hire, terminate the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	make or change any material tax election, settle or compromise any material tax liability, fail to file any tax return when due, enter any closing agreement, file any materially amended tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability, except as required by applicable law;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect it, any of its subsidiaries or any of their respective affiliates or any successor thereto or that would reasonably be expected to, after the consummation of the merger, limit or restrict in any material respect it, any of its subsidiaries, the surviving corporation, Buyer or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person or entity;

•	change its methods of accounting, except as required by concurrent changes in generally accepted accounting principles or Regulation S-X of the Exchange Act;

•	fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	make any capital expenditure or commitment for any capital expenditure except (A) as previously disclosed to Buyer, (B) to the extent consistent with the budget previously disclosed to Buyer, (C) in amounts not more than $500,000 for each existing capital expenditure project and for each new capital expenditure project, in either case over and above the budget previously disclosed to Buyer, subject to a maximum of $3,000,000 in the aggregate, or (D) to the extent necessary to restore service to RailAmerica railroads and guarantee safety in the event of railroad accidents or incidents affecting railroad operations; or

•	take any action that would reasonably be expected to make any representation or warranty of RailAmerica under the merger agreement, or omit to take any action reasonably necessary to prevent any representation or warranty of RailAmerica under the merger agreement from being, inaccurate in any respect at, or as of any time before, the consummation of the merger.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, in which each of Buyer and RailAmerica covenants or agrees to:

•	give prompt notice to the other party if it believes that such party has breached any representation, warranty, current or agreement that could individually or in the aggregate, result in a failure of a condition to the consummation of the merger; and

•	consult with the other party before issuing, and shall not issue without the prior consent of the other party, any press release or other public statement with respect to the merger agreement or the merger, except as may be required by law or stock exchange listing requirement.

In addition, RailAmerica will:

•	(i) cause each of its officers, directors, employees, auditors, attorneys and financial advisors to afford the representatives of Buyer and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of RailAmerica and (ii) furnish to Buyer and its representatives such financial and operating data and other information as reasonably requested, which information will be held in confidence pursuant to the terms of a confidentiality agreement between Buyer and RailAmerica; and

•	in consultation with Buyer, prepare and file with the SEC this proxy statement; and, upon receiving clearance from the SEC, mail this proxy statement to its stockholders.

No Solicitation

The merger agreement provides that RailAmerica will not, nor will it authorize or permit its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any takeover proposal.

The merger agreement provides that the term “takeover proposal” means any inquiry, proposal or offer from any third party relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the RailAmerica board of directors) of the assets (including capital stock of the subsidiaries of RailAmerica) of RailAmerica and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of the common stock of RailAmerica;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 20% or more of the outstanding shares of common stock of RailAmerica; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving RailAmerica pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 20% or more of any class of equity securities of

RailAmerica or of the surviving entity in a merger or the resulting direct or indirect Buyer of RailAmerica or such surviving entity, other than, in each case, the transactions contemplated by the merger agreement.

With respect to a RailAmerica takeover proposal, RailAmerica will:

•	as soon as practicable advise Buyer orally and in writing of the receipt of any takeover proposal or any request for information or other inquiry that it reasonably believes could lead to any takeover proposal, the material terms and conditions of any such takeover proposal or request for information or other inquiry and the identity of the person making any such takeover proposal, request for information or other inquiry; and

•	keep Buyer reasonably informed of any material developments with respect to any such takeover proposal, request for information or other inquiry (including any material changes thereto).

Change of Recommendation

The RailAmerica board of directors cannot:

•	withdraw (or modify in a manner adverse to Buyer), or publicly propose to withdraw (or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by the board of directors or any committee of the board of the merger agreement or the merger;

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit RailAmerica or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal.

Notwithstanding the foregoing or anything else in the merger agreement, at any time prior to the time RailAmerica stockholders approve the merger proposal, the board of directors may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, change its recommendation or cause or permit RailAmerica to terminate the merger agreement solely in order to concurrently enter into an agreement regarding a superior proposal, but only:

•	after the third business day following Buyer’s receipt of written notice from RailAmerica advising it that RailAmerica intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis for the proposed action by the board of directors and a statement that the board intends to terminate the merger agreement; and

•	if, in determining whether to take such action, RailAmerica’s board of directors takes into account any changes to the financial terms of the merger agreement proposed by the Buyer to RailAmerica in response to such notice or otherwise.

Superior Proposal

The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the time RailAmerica stockholders have approved the merger proposal:

•	RailAmerica receives an unsolicited bona fide written takeover proposal that the RailAmerica board of directors determines in good faith, after consultation with its financial advisor and outside counsel, constitutes, or is reasonably expected to lead to, a superior proposal; and

•	after consultation with its outside counsel, the RailAmerica board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, RailAmerica may: (A) furnish information with respect to RailAmerica and its subsidiaries to the person making such takeover proposal pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrently with the time it is provided to such person, and (B) participate in discussions and negotiations with the person making such takeover proposal regarding such takeover proposal.

The merger agreement provides that the term “superior proposal” means any bona fide takeover proposal, that if consummated would result in a third party (or the shareholders of any third party) owning, directly or indirectly:

•	50% or more of any class of equity securities of RailAmerica or of the surviving entity in a merger or the resulting direct or indirect Buyer of RailAmerica or such surviving entity; or

•	50% or more (based on the fair market value thereof, as determined by the RailAmerica board of directors in good faith) of the assets of RailAmerica and its subsidiaries, taken as a whole,

which, in either case, the RailAmerica board of directors determines (after consultation with its financial advisor and outside counsel) would result in greater value to the stockholders of RailAmerica than the merger

Nothing in the merger agreement prohibits RailAmerica from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules. The merger agreement also does not prohibit RailAmerica from making any disclosure to its stockholders if the RailAmerica board of directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger by the mutual written consent of Buyer and RailAmerica.

In addition, the merger agreement may be terminated by either Buyer or RailAmerica if:

•	the merger is not consummated prior to March 31, 2007, provided, that if the only condition not satisfied as of March 31, 2007 is the approval of the Surface Transportation Board then either Buyer or RailAmerica may terminate the merger agreement if the merger is not consummated prior to June 30, 2007; provided, further, that the right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or results in, the failure of the merger to occur on or before such date;

•	the RailAmerica stockholders have not approved the merger proposal at the special meeting called for the purpose of voting on the merger agreement; or

•	any governmental entity has issued a final and nonappealable order or taken any other action, or there exists any law, permanently enjoining, restraining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement.

The merger agreement also may be terminated by Buyer if:

•	the RailAmerica board of directors withdraws or adversely modifies its approvals or recommendations of the merger or the transactions contemplated by the merger agreement;

•	the RailAmerica board of directors recommends to the stockholders of RailAmerica that they approve or accept a superior proposal;

•	RailAmerica has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal; or

•	(i) there has been a breach by RailAmerica of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the merger if continuing on the closing date, (ii) Buyer has complied with its obligations to provide prompt notice of such breach and (iii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) March 31, 2007.

The merger agreement also may be terminated by RailAmerica:

•	in order to concurrently enter into an agreement regarding a superior proposal;

•	if (i) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in the merger agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the merger if continuing on the closing date, (ii) RailAmerica has complied with its obligations to provide prompt notice of such breach and (iii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) March 31, 2007; or

•	if (i) all of the conditions to the consummation of the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing) and (ii) the closing does not occur on or prior to the fifth business day after the satisfaction or waiver of the conditions (other than by reason of the failure of RailAmerica to fulfill any obligation under the merger agreement).

Expenses and Termination Fees

All out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such cost or expense.

Fees Payable by Buyer.  Buyer will pay RailAmerica a termination fee in the amount of $20.0 million if the merger agreement is terminated:

•	by RailAmerica if (i) all of the conditions to the consummation of the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing) and (ii) the closing does not occur on or prior to the fifth business day after the satisfaction or waiver of the conditions (other than by reason of the failure of RailAmerica to fulfill any obligation under the merger agreement).

Fees Payable by RailAmerica.  RailAmerica will pay Buyer a termination fee in the amount of $20.0 million if the merger agreement is terminated:

•	by RailAmerica to enter into an agreement pursuant to a superior proposal;

•	by Buyer, if the RailAmerica board of directors withdraws or adversely modifies its approvals or recommendations of the merger or the transactions contemplated by the merger agreement, the RailAmerica board of directors recommends to the stockholders of RailAmerica that they approve or accept a superior proposal, or RailAmerica has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal; or

•	by either party where (A) a publicly announced takeover proposal is made that is not withdrawn prior to the special meeting of RailAmerica stockholders, (B) the approval of two-thirds of the RailAmerica stockholders is not obtained at the special meeting, and (C) during the 12-month period following termination of the merger agreement, RailAmerica consummates a transaction that would constitute a takeover proposal. For purposes of this provision only, the definition of “takeover proposal” is modified such that all references to “20% or more” will be deemed references to “more than 50%”.

Sole and Exclusive Remedy.  In the event that RailAmerica or Buyer becomes obligated to pay a termination fee, then the termination of the merger agreement and receipt of payment of the termination fee shall be such other party’s sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated.

Regulatory Filings; Reasonable Best Efforts

RailAmerica, Merger Sub and Buyer will use reasonable best efforts to:

•	(A) obtain all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including, without limitation, under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and from the Surface Transportation Board, or the STB); (B) obtain all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (C) execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

•	cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to RailAmerica’s business, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission, or the FTC, the Antitrust Division of the Department of Justice, or the DOJ, or any other U.S. or foreign governmental entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•	resolve any objections asserted under any antitrust law or suit by the FTC, the DOJ or any other applicable governmental entity or any private party, provided however, that in no event will Buyer, Merger Sub or RailAmerica be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of its properties or other assets, or the properties or other assets of RailAmerica and its subsidiaries after the consummation of the merger, the aggregate fair market value of which exceeds $2 million or to subject itself to any material restriction on the operation of its business or the business of RailAmerica and its subsidiaries after the consummation of the merger;

•	cooperate with one another (A) in promptly making any such filings, furnishing information required in connection with STB approval and seeking to obtain timely any approval or exemption of the merger, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated by the merger agreement; or

•	contest and resist any administrative or judicial action or proceeding challenging the merger and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

RailAmerica will promptly notify Buyer of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by the merger agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting RailAmerica or any of its subsidiaries, that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement.

Employees

Buyer will cause RailAmerica following the consummation of the merger to honor and provide for payment of all accrued obligations and benefits under all RailAmerica employee benefit plans and all other agreements or arrangements previously disclosed to Buyer to those individuals who are or had been employees of RailAmerica or any of its subsidiaries prior to the consummation of the merger.

If RailAmerica employees are included in any benefit plan of Buyer following the consummation of the merger, such employees will receive credit for past service with RailAmerica for purposes of accrual of vacation time and, to the extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plan) under the employee benefit plans of Buyer.

If RailAmerica employees are included in any benefit plan of Buyer following the consummation of the merger, all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any benefit plan of Buyer that is a group health plan will be waived with respect to such employees and their eligible dependents, in each case, to the same extent as service with RailAmerica or its subsidiaries was taken into account under the comparable benefit plan of RailAmerica, and credit will be provided for any co-payments, deductibles and offsets (or similar payments) made under benefit plans of RailAmerica for the applicable plan year prior to the consummation of the merger for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any benefit plans of Buyer in which they become eligible to participate after the consummation of the merger.

Indemnification and Insurance

All past and present officers and directors of RailAmerica and its subsidiaries will be indemnified and held harmless for acts or omissions occurring at or prior to the consummation of the merger to the fullest extent permitted by Delaware law or any other applicable law or provided under the certificate of incorporation and the bylaws of RailAmerica as of the date of the merger agreement.

In addition, RailAmerica will obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the consummation of the merger, on terms no less favorable than the coverage provided under RailAmerica’s current directors’ and officers’ insurance policy, for those who are covered by such policy on the date of the merger agreement; provided, however, that RailAmerica will not pay an aggregate premium in excess of 250% of the aggregate amount per annum that it has paid for such coverage in its last full fiscal year prior to the date of the merger agreement.

Standstill Agreements and Confidentiality Agreements

Prior to the consummation of the merger, RailAmerica will enforce, to the fullest extent permitted by law, the provisions of any standstill or confidentiality agreement entered into outside of the ordinary course of business by RailAmerica, including by obtaining injunctions to prevent any material breaches of any such agreement and to enforce the material terms and provisions of any such agreement; provided, however, that prior to the time RailAmerica stockholders have approved the merger proposal, RailAmerica will not be required to comply with the obligations described above if the RailAmerica board of directors determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable law.

Amendment and Waiver

The merger agreement may be amended by the parties in writing by action of their respective boards of directors, provided that after the approval of the merger by the RailAmerica stockholders, no amendment, modification or supplement may be made that alters the amount or changes the form of the consideration to be delivered to the stockholders of RailAmerica or alters or changes any of the terms or conditions of the merger agreement in a way that would adversely affect the RailAmerica stockholders.

Prior to the consummation of the merger, either Buyer, Merger Sub or RailAmerica may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles of Delaware.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the stockholder vote with respect to the merger is taken. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 31.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex C to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, RailAmerica stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR STOCK

Our common stock is listed on the NYSE under the trading symbol “RRA”. The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

	High	Low

Fiscal Year Ended December 31, 2004
First Quarter	$13.40	$10.80
Second Quarter	14.75	11.55
Third Quarter	14.73	10.18
Fourth Quarter	13.39	10.30
Fiscal Year Ended December 31, 2005
First Quarter	$13.40	$11.55
Second Quarter	12.67	9.95
Third Quarter	12.31	10.60
Fourth Quarter	12.09	10.11
Fiscal Year Ending December 31, 2006
First Quarter	$12.00	$8.97
Second Quarter	11.99	9.85
Third Quarter	11.30	9.46
Fourth Quarter (through November 30, 2006)	16.00	10.50

The closing sale price of our common stock on the NYSE on November 14, 2006, which was the last trading day before we announced the merger, was $12.38. On [          ], 2006, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[     ]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of [          ], 2006, the last trading day before the date of this proxy statement, there were [          ] registered holders of our common stock.

We have never paid dividends on our outstanding common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows each person known by us to beneficially own more than 5% of our outstanding shares of common stock as of December 1, 2006. The following table also shows the amount of common stock beneficially owned by:

•	each of our directors;

•	our chief executive officer and our four other most highly compensated executive officers; and

•	all of our directors and executive officers as a group.

The table sets forth information with respect to:

•	the number of outstanding shares of our common stock owned by the named owner;

•	the number of shares of our common stock that can be acquired by this person within 60 days upon the exercise of options or warrants; and

•	the total number of shares beneficially owned.

Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Shares	Total Number of
	Number of	Acquirable	Shares Beneficially
	Outstanding Shares	within 60 Days	Owned (Columns	Percentage of
Name and Address of Beneficial Owner(1)	Owned(A)	(B)	(A) + (B))	Outstanding Shares

Dimensional Fund Advisors Inc.(2)	3,311,736	0	3,311,736	8.40%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Keeley Asset Management Corp.	3,117,610	0	3,117,610	7.91%
401 South LaSalle Street, Suite 1201 Chicago, IL 60605
Highfields Capital Management LP(3)	2,953,690	0	2,953,690	7.49%
John Hancock Tower 200 Clarendon Street — 51st Floor Boston, MA 02116
Heartland Advisors	2,522,200	0	2,522,200	6.40%
789 North Water Street, Suite 500 Milwaukee, WI 53202
Deutsche Bank AG(4)
Taunusanlage 12 60325 Frankfurt Germany
Deutsche Bank Securities Inc.	2,404,140	0	2,404,140	6.10%
60 Wall Street New York, NY 10005
William G. Pagonis	11,483	70,000	81,483	*
Charles Swinburn(5)	42,381	85,000	127,381	*
Donald D. Redfearn(6)	48,498	485,333	533,831	1.34%
Harold R. Curtis	7,334	50,000	57,334	*
Anne McNamara	5,334	33,333	38,667	*
Ferd. C. Meyer, Jr.	28,329	75,000	103,329	*
Douglas R. Nichols	23,334	84,500	107,834	*
Richard Rampell	9,334	80,000	89,334	*

		Shares	Total Number of
	Number of	Acquirable	Shares Beneficially
	Outstanding Shares	within 60 Days	Owned (Columns	Percentage of
Name and Address of Beneficial Owner(1)	Owned(A)	(B)	(A) + (B))	Outstanding Shares

R. Joe Conklin	16,086	96,000	112,086	*
Michael J. Howe(7)	21,086	49,000	70,086	*
Scott G. Williams(8)	10,740	40,000	50,740	*
All directors and executive officers as a group (15 persons)	261,288	1,263,579	1,524,867	3.75%

*	Less than 1%

(1)	Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487.

(2)	Based on Schedule 13G — Amendment No. 5 filed on February 1, 2006. Dimensional Fund Advisors Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and also serves as investment manager to certain other commingled group trusts and separate accounts.

(3)	Based on Schedule 13G/A filed on August 7, 2006. Highfields Capital Management LP is an investment manager.

(4)	Based on Schedule 13D/A filed on November 30, 2006. Deutsche Bank AG is organized under the laws of the Federal Republic of Germany and its principal business is the provision of financial and related services.

(5)	Includes 1,235 shares of common stock purchased through the 2005 Employee Stock Purchase Plan

(6)	Includes 3,029 shares of common stock purchased through the 2005 Employee Stock Purchase Plan.

(7)	Includes 192 shares of common stock purchased through the 2005 Employee Stock Purchase Plan.

(8)	Includes 470 shares of common stock purchased through the 2005 Employee Stock Purchase Plan.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to RailAmerica, Inc., 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, Attention: Investor Relations Department, telephone: (561) 994-6015. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of RailAmerica and no public participation in any future meetings of the stockholders of RailAmerica. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. Stockholders interested in presenting a proposal for consideration at our regularly scheduled 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to our 2007 annual meeting, stockholder proposals must be received by our Corporate Secretary no earlier than November 26, 2006 and no later than December 26, 2006. We are not obligated to include any stockholder proposal received after that date in our proxy materials for our 2007 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

RailAmerica Filings:	Periods:

Annual Report on Form 10-K	Fiscal Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006
Current Reports on Form 8-K	Filed January 30, 2006, February 15, 2006 (two forms filed), March 14, 2006, April 27, 2006, May 4, 2006 and June 22, 2006

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at RailAmerica, Inc., 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, Attention: Investor Relations Department, Telephone: (561) 994-6015 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [          ] , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

The merger agreement has been included to provide you with information regarding its terms.

The merger agreement contains representations and warranties made by RailAmerica, Buyer and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RR ACQUISITION HOLDING LLC,
RR ACQUISITION SUB INC.
AND
RAILAMERICA, INC.
DATED AS OF NOVEMBER 14, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of November 14, 2006, is by and among RR Acquisition Holding LLC, a Delaware limited liability company (“Parent”), RR Acquisition Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and RailAmerica, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

C. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted this Agreement.

D. The Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved the Merger and the other transactions contemplated hereby.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

Section 1.2  Closing.  Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the fifth Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived (to the extent permitted by Law) on such fifth Business Day, then, subject to Section 7.1(j), the Closing will take place on the first Business Day on which all such conditions shall have been satisfied or waived (to the extent permitted by Law).

Section 1.3  Effective Time; Effect of the Merger.  On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.4  Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares), together with the rights issued pursuant to the Rights Agreement shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash without interest, $16.35 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article II. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5  Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of such Certificate of Incorporation shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, pursuant to the Merger, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, except that, at the Effective Time, Article I of such Bylaws shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the Bylaws of the Surviving Corporation may be amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6  Directors and Officers of the Surviving Corporation.  The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7  Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be canceled, (i) and, in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, converted into the right to receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate the vesting of all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(b) All payments with respect to canceled Company Stock Options shall be made by the Paying Agent (and Parent shall cause Paying Agent to make such payments) as promptly as reasonably practicable after the Effective Time from the Exchange Fund. Such payments shall be accompanied by a letter from the Paying Agent explaining how the payment amounts with respect to the canceled Company Stock Options were determined.

(c) Prior to the Effective Time, the Company shall take such actions as may be necessary (to the extent permitted under applicable Law) to cause any transactions contemplated by this Section 1.7 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(e) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices setting forth such holders’ rights pursuant to this Agreement.

Section 1.8  Warrants.  At the Effective Time, the warrants issued pursuant to the Warrant Agreement entitling the holders thereof to purchase shares of Company Common Stock (the “Warrants”) shall be canceled and converted into the right to receive from the Surviving Corporation for such Warrants an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Warrants immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Warrants. Prior to the Effective Time, the Company shall deliver to the holders of the Warrants notices setting forth such holders’ rights pursuant to this Agreement. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Warrants a letter of transmittal and instructions for use in obtaining the value of the Warrants as contemplated by this Section 1.8.

Section 1.9  Restricted Stock.  If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option (including, without limitation, any deferred stock issued pursuant to the Company Option Plans) then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option held by the Company shall lapse.

Section 1.10  Performance Units.

(a) Each outstanding grant of performance units (“Performance Units”) under the Company Option Plans shall become fully vested immediately prior to the Effective Time as if all performance targets with respect thereto had been satisfied and shall be converted into the right to receive from the Surviving Corporation, for such Performance Unit, an amount (subject to any applicable withholding tax) in cash equal to the sum of (i) the product of (A) the number of shares of Company Common Stock which the holder thereof would have been entitled to receive under the terms of the Performance Unit and (B) the Merger Consideration and (ii) the cash portion, if any, payable with respect to such Performance Unit.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to each holder of Performance Units the amounts payable with respect thereto contemplated by Section 1.10(a).

Section 1.11  Company ESPP.  The Company shall take any and all actions with respect to the Company ESPP as are necessary to provide that: (i) with respect to the Offering Period (as defined in the Company ESPP) in effect as of the date hereof, no employee who is not a participant in the Company ESPP as of the date hereof may become after the date hereof a participant in the Company ESPP and no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the Company ESPP shall terminate, effective immediately before the Effective Time (the “Company ESPP Termination Date”); and (iii) if the Offering Period in effect as of the date hereof terminates prior to the Company ESPP Termination Date, the Company ESPP shall be suspended and no new Offering Period will be commenced under the Company ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the Company ESPP Termination Date, then, on the Company ESPP Termination Date, each purchase right under the Company ESPP as of the Company ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the Company ESPP for such Offering Period to the purchase of a number of whole Shares (subject to the provisions of the Company ESPP regarding the number of shares purchasable) at an exercise price per Share equal to the lower of (A) 85% of the Fair Market Value (as defined in the Company ESPP) of a share of Company Common Stock at the start of the Offering Period and (B) 85% of the Merger Consideration, which number of shares will then be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.1(a) hereof. Any excess payroll deductions not used as a result of share limitations under the Company ESPP shall be distributed to each participant without interest. If a fractional number of Shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to each participant in the Company ESPP entitled to payment in accordance with this Section 1.11 the amounts payable with respect thereto.

Section 1.12  Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.13  Adjustments to Prevent Dilution.  Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1  Paying Agent.  Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II.  Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares plus cash to pay for (i) Company Stock Options pursuant to Section 1.7, (ii) Warrants pursuant to Section 1.8, (iii) Performance Units pursuant to Section 1.10 and (iv) amounts with respect to the Company ESPP pursuant to Section 1.11 (such cash amounts being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration and amounts with respect to Company Stock Options, Warrants, Performance Units and the Company ESPP in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article II, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any income from investment of the Exchange Fund will be payable solely to Parent.

Section 2.2  Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3  No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.

Section 2.4  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 12 months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5  No Liability.  None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7  Withholding of Tax.  Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares (including restricted or deferred Shares), Appraisal Shares, Company Stock Options or Performance Units, and any participant in the Company ESPP, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder or participant, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) or set forth in the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1  Organization and Good Standing; Charter Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed reasonably would not be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

Section 3.2  Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, 39,313,575 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from the exercise of Company Stock Options, Warrants or rights pursuant to the Company ESPP, or the vesting of Performance Units, in each case, outstanding on the date hereof or contemplated by Section 1.11, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. Section 3.3(a) of the Company Disclosure Letter contains a complete and correct list of each outstanding share of restricted Company Common Stock, including the holder, date of grant and vesting schedule.

(b) As of the date hereof (i) 1,954,828 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, (ii) Warrants to purchase up to 1,101,995 shares of Company Common Stock pursuant to the Warrant Agreement are outstanding, (iii) assuming all performance targets with respect thereto have been met, 104,836 shares of Company Common Stock are issuable with respect to outstanding Performance Units, (iv) the aggregate amount of payroll deductions made or authorized to be made by employees during the current Offering Period under the Company ESPP and to be applied to the purchase of shares of Company Common Stock under the

Company ESPP is $110,783, and (v) 3,173,996 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options and Warrants, the vesting of such Performance Units and the purchase of shares under the Company ESPP. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list (which shall be updated not later than five days prior to the Effective Time) of each outstanding Company Stock Option, Warrant, Performance Unit and Company ESPP purchase right, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. Except as set forth above in this Section 3.3(b), as of the date of this Agreement, there are no Company Stock Rights.

(c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

Section 3.4  Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21.1 to the Company 10-K. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that reasonably would not be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the New York Stock Exchange, state securities laws or “blue sky” laws, the HSR Act, the Investment Canada Act, the Competition Act (Canada), the STB, and filing and recordation of the Certificate of Merger, as required by the DGCL.

Section 3.6  Compliance.  The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no basis exists for any such investigation or review that reasonably would be expected to have a Company Material Adverse Effect.

Section 3.7  Litigation.

(a) There is no claim, suit, action, proceeding, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, reasonably would be expected to have a Company Material Adverse Effect.

(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8  Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Specified Company Reports, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and set forth in Section 3.8(c) of the Company Disclosure Letter, and (iii) Liabilities incurred in the ordinary course of business since September 30, 2006, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2005, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(f) The Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, as described in Section 3.8(f) of the Company Disclosure Letter. To the Knowledge of the Company, the Company has not received any credible and material complaints since December 31, 2005 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(g) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

Section 3.9  Absence of Certain Changes or Events.  Since December 31, 2005, except as contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b) (other than subsections (iv), (viii) or (ix) thereof), or (ii) since December 31, 2005 any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have a Company Material Adverse Effect.

Section 3.10  Taxes.

(a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, since January 1, 2006 until the date of this Agreement, the Company and each of its Subsidiaries:

(i) have timely paid or caused to be paid all Taxes required to be paid by it, and have made adequate provision in their financial statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable;

(ii) have filed or caused to be filed in a timely and proper manner all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects; and

(iii) have not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b) The Company has made available to Parent complete and correct copies of all United States federal Tax Returns and material state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after December 31, 2002.

(c) There are no pending Tax audits relating to the Company or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of the Company.

(e) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f) Since December 31, 2005, neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Since December 31, 2005, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

(i) Since December 31, 2003, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

Section 3.11  Title to Properties.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth milepost summaries of the railroads owned by the Company or any of its Subsidiaries (“Owned Real Property”) or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their rail businesses as presently conducted, which are accurate in all material respects.

(b) Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has, with respect to real property, good fee title, leasehold, easement, right of way or possession which is sufficient to permit such Persons to operate as railroads and conduct such other business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) zoning, building and other similar codes and regulations, (iv) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (vii) any conditions that are matters of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate (collectively, “Permitted Encumbrances”).

(c) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness reflected in the Specified Company Reports and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

Section 3.12  Related Party Transactions.  Since January 1, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents has been made available to Parent: (i) the most recent plan documents (or, if a plan is not written, a written description thereof) or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years; and (iv) the most recent IRS determination letter and any pending application.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA.

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment or benefit as a result of the transactions contemplated hereby (i) that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(g) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been timely made with respect to each Employee Benefit Plan or have been recorded on the financial statements or records of the Company or its Subsidiaries.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan which would reasonably be expected to have a Company Material Adverse Effect.

(i) Other than with respect to Company Stock Options, Warrants, Company Restricted Stock and Performance Units, or as set forth in Section 3.13(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to any stay or retention payment or to any severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of or otherwise enhance, any benefit due any such employee, officer or director.

(j) No Company Stock Option was granted with an exercise price which, on the date of grant, was less than “fair market value” (within the meaning of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79).

(k) With respect to any Company Benefit Plan that is subject to Title IV of ERISA and any other Company Benefit Plan that is a defined benefit pension plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by the plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.

Section 3.14  Labor Relations.

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2004, there has not been any such action. Neither the Company nor any of its Subsidiaries are party to any material collective bargaining agreements or similar labor agreements. The Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b) Since January 1, 2004, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2004, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 3.15  Intellectual Property.  Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Intellectual Property Right. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Insurance Policies.  The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

Section 3.17  Brokers.  No broker, finder or investment banker (other than Morgan Stanley & Company, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.18  Company Financial Advisor Opinion.  The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.19  Proxy Statement.  The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its

Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.20  Environmental Matters.

(a) Except as disclosed in the Filed SEC Documents or as reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, occurrence, situation or set of circumstances, including, without limitation, the release of any Hazardous Substance, that would reasonably be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b) The Company has provided Parent with all legal evaluations prepared by outside counsel with respect to any ongoing environmental investigations. Except as set forth in the preceding sentence, to the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of the Company or any of its Subsidiaries or any property or facility now owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.

Section 3.21  Anti-Takeover Provisions.  Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of the Company Board of Directors of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and the Company Board of Directors have taken all necessary action to ensure that the Rights Agreement and any other similar anti-takeover provision under the Company Certificate of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 3.22  Contracts.  Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents (“Company Material Contracts”), there are no (i) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) leases with respect to real property that, individually, are material to the operation of the Company’s business (“Material Leases”) or (iii) Contracts containing restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world, other than restrictions (A) pursuant to “paper barriers”, as such term is generally understood in the railroad industry, that are applicable to the Company or any of its Subsidiaries, (B) contained in any acquisition agreements or related documents relating to any railroads owned by the Company or any of its Subsidiaries, or (C) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person (“Restrictive Agreements”). Each of such Company Material Contracts, Material Leases and Restrictive Agreements is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (A) is in violation or default under any Company Material Contract, Material Lease or Restrictive Agreement or (B) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease or Restrictive Agreement.

Section 3.23  No Other Representation or Warranty.  Except for the representations and warranties contained in Article IV below, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Good Standing.  Each of Parent and its Subsidiaries, including Merger Sub, (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2  Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act, the Investment Canada Act, the Competition Act (Canada), the STB, and filing and recordation of the Certificate of Merger, as required by the DGCL.

Section 4.4  Compliance.  The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened.

Section 4.5  Litigation.

(a) There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6  Financing.  Parent presently has, and will have as of the Effective Time, cash resources or binding written commitments from responsible financial institutions (the “Financing Commitments”), or a combination thereof, adequate to permit Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby on a timely basis and to fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. Parent has provided true and complete copies of the Financing Commitments to the Company. As of the date of this Agreement, the Financing Commitments, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and each of the other parties thereto. None of the Financing Commitments has been amended, supplemented or otherwise modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not, prior to the date of this Agreement, been withdrawn or rescinded in any respect. As of the date of this Agreement, except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amounts under the Financing Commitments (the “Financing”), other than as set forth in or contemplated by the Financing Commitments. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, and to the Knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that any portion of the Financing to be made thereunder will not otherwise be made available to Parent or Merger Sub on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any written notices given in connection therewith, as promptly as possible (but in any event within 48 hours).

Section 4.7  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.8  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective

Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.9  Ownership of Shares.  During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL, or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act.

Section 4.10  Proxy Statement.  The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.11  Solvency of the Surviving Corporation Following Merger.  Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 4.12  No Other Representation or Warranty.  Except for the representations and warranties contained in Article III above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation, except with respect to fraud, to Parent, or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III above, as qualified by the Company Disclosure Letter, or in a certificate delivered by the Company in connection with the Closing.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (it being understood that the continuation of the Process Improvement Project as previously outlined to Parent shall be considered to be in the ordinary and usual course of business), and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends in the ordinary course of business consistent with past practice by any of its Subsidiaries on a pro rata basis to the equity owners thereof;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights (other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Option Plans and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards);

(iv) issue, deliver or sell any shares of its capital stock or Company Stock Rights, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding as of the date of this Agreement in accordance with the terms thereof, or (B) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with the terms thereof on the date of this Agreement (subject to Section 1.11 hereof);

(v) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vi) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred (including all deferred or contingent consideration) by the Company and its Subsidiaries in connection with all such transactions, together with the aggregate amount of all payments that are made, required to be made or reasonably expected to be made by the Company and its Subsidiaries in order to improve or develop such assets, or the assets of such Person that the Company or its Subsidiary invests in, in accordance with the plans of the Company for the next three years after completion of the applicable transaction, would exceed $10 million, or merge or consolidate with any Person, in each case other than any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) leases and subleases of Owned Real Property and real property leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its Subsidiaries with a sale price that does not exceed $2 million individually or $5 million in the aggregate, (D) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $5 million in the aggregate; and (E) the transactions described in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii) pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and any trade letters of credit);

(x) make any loans or capital contributions to, or investments in, any Person, other than (A) to any of the Subsidiaries of the Company or (B) in the ordinary course of business;

(xi) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed $1 million in excess of accruals therefor reflected in the most recent balance sheet contained in the Company Financial Statements available prior to the date of this Agreement with respect to any such claim or litigation (or series of related claims or litigation) and (B) reasonably would not be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided that in no event shall the Company settle any material claim or material litigation relating to the consummation of the transactions contemplated by this Agreement; and provided further that the Company shall (1) promptly notify Parent of the institution of any stockholder litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (2) keep Parent fully informed on a reasonably current basis regarding all material developments in any such stockholder litigation, (3) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, and (4) give due consideration to Parent’s advice with respect to such stockholder litigation;

(xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xiii) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiv) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than (A) with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) to effect payment of pro rated annual performance bonuses to Company employees pursuant to the Company’s bonus plans in effect as of the date hereof and set forth in Section 5.1(b)(xiv)(B) of the Company Disclosure Letter, (C) to effect payment of severance and stay bonuses to Company employees as set forth in Section 5.1(b)(xiv)(C) of the Company Disclosure Letter, or (D) as expressly contemplated by Section 1.7, Section 1.9, Section 1.10 and Section 1.11 of this Agreement;

(xv) increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; or establish, adopt or amend (except as required by applicable Law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries;

(xvi) enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement, in each case relating to 175 or more employees;

(xvii) hire, terminate the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

(xviii) make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any Tax Return when due, enter any closing agreement, file any materially amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;

(xix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xx) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Regulation S-X of the Exchange Act (or regulatory requirements with respect thereto);

(xxi) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xxii) make any capital expenditure or commitment for any capital expenditure except (A) as set forth in Section 5.1(b)(xxii) of the Company Disclosure Letter, (B) to the extent consistent with the budget previously disclosed to Parent, (C) in amounts not more than $500,000 for each existing capital expenditure project and for each new capital expenditure project, in either case over and above the budget previously disclosed to Parent, subject to a maximum of $3,000,000 in the aggregate, or (D) to the extent necessary to restore service to Company railroads and guarantee safety in the event of railroad accidents or incidents affecting railroad operations;

(xxiii) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(xxiv) agree to take any of the actions described in this Section 5.1(b).

Section 5.2  Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon not less than two days’ prior written notice, which shall be directed to the chief operating officer of the Company if the access being requested is to a Company railroad, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.

(b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3  Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(c) Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective Antitrust Law outside counsels to comply with this Section 5.3. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided however, that in no event shall Parent, Merger Sub or the Company be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of its properties or other assets, or the properties or other assets of the Company and its Subsidiaries after the consummation of the Merger, the aggregate fair market value of which exceeds $2 million or to subject itself to any material restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Merger.

(e) In addition to and without limitation of the foregoing, Parent shall, as soon as possible but in any event within five Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Parent shall permit the Company to review, prior to filing, all documents proposed by Parent or Merger Sub to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five Business Days after becoming aware of any such breach) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(h) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.3.

(i) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 5.4  Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5  Company Stockholders Meeting.  The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold as soon as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6, to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 5.6  No Solicitation of Transactions.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Company Board of Directors determines (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.6(c), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.6(a).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement solely in order to concurrently enter into an agreement regarding a Superior Proposal; provided, however, that the Company Board of Directors shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Company Board of Directors and a statement that the Company Board of Directors intends to terminate this Agreement pursuant to Section 7.1(d) (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise).

(c) In addition to the obligations of the Company set forth in Section 5.6(a) and Section 5.6(b), the Company shall as soon as practicable advise Parent orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry and the identity of the Person making any such Takeover Proposal, request for information or other inquiry. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, request for information or other inquiry (including any material changes thereto).

(d) Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.6(b) except, in each case, to the extent permitted by Section 5.6(b).

Section 5.7  Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

Section 5.8  Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under (i) all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms, and (ii) all other agreements or arrangements set forth in the Company Disclosure Letter providing for payments by the Company to Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time.

(b) If Company Employees are included in any Parent Benefit Plan following the Effective Time, such Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and, to extent practicable and permitted under applicable benefit plans, for purposes of eligibility for participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plan) under Parent Benefit Plans.

(c) If Company Employees are included in any Parent Benefit Plan following the Effective Time, all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d) Except as otherwise provided in this Section 5.8, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

(e) No provision of this Section 5.8 shall create any third-party beneficiary rights in any current, former or retired employee, officer, consultant, independent contractor or director (including any heir, executor, administrator, representative, beneficiary or dependent thereof). Nothing contained herein shall prevent Parent from terminating the employment of any Company Employee or terminating, or amending the terms of, any Company Benefit Plan in accordance with its terms.

Section 5.9  Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent shall guarantee such performance by the Surviving Corporation.

(b) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a prepaid six-year “tail” insurance policy that provides coverage for events occurring prior to the Effective Time, on terms no less favorable than the coverage provided under the Company’s current directors’ and officers’ insurance policy, for the Persons who are covered by such policy on the date of this Agreement; provided, however, that the Company shall not pay an aggregate premium in excess of 250% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, which amount the Company has disclosed to Parent prior to the date hereof, but may purchase such coverage as may be obtained for such 250% amount. The Company agrees that, prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s current directors’ and officers’ insurance policy for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s current directors’ and officers’ insurance policy; provided, however, that in satisfying its obligation under this Section 5.9 Parent shall not be obligated to pay an aggregate premium in excess of 250% of the aggregate amount per annum that the Company paid for such coverage in its last full fiscal year prior to the date hereof, but shall be obligated to purchase such coverage as may be obtained for such 250% amount.

(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 5.8 and this Section 5.9.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.

Section 5.10  No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.11  Financing.  Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions, and otherwise comply with all terms, applicable to the Parent and Merger Sub (or their Affiliates) in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or any termination of the Financing Commitments. Each of Parent and Merger Sub shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent and Merger Sub may agree to or permit any material amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing, so long as they consult with the Company and promptly provide the Company with such information it may reasonably request regarding any alternative financing arrangements or plans. For the avoidance of doubt, if the Financing (or any alternative) has not been obtained by the Outside Termination Date, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of this Agreement and to Parent’s rights under Section 7.1, regardless of whether Parent and Merger Sub have complied with all of their obligations under this Agreement (including their obligations under this Section 5.11).

Section 5.12  Standstill Agreements; Confidentiality Agreements.  During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Notwithstanding the foregoing two sentences or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company shall not be obligated to comply with the covenants in this Section 5.12 if the Company Board of Directors determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with the covenants in this Section 5.12 in reliance on the foregoing exception until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Company Board of Directors shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Required Vote shall have been obtained.

(b) No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings.  There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d) Consents and Approvals.  Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained without any material limitation, restriction or condition other than as provided in the last proviso of the last sentence of Section 5.3(d).

(e) HSR Act and Foreign Law Requirements.  The applicable waiting periods, together with any extensions thereof, under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and

any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

(f) STB.  The approval or exemption, as the case may be, of the STB with respect to the transactions contemplated hereby shall have been obtained.

Section 6.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) that are contained in Section 3.3(a) shall be true and correct in all respects (subject to de minimus exceptions involving discrepancies of no more than 3,000 shares of Company Common Stock or Company Stock Options covering in the aggregate no more than 1,000 shares of Company Common Stock) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except for such changes as are contemplated by the fourth sentence thereof, and (C) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

Section 6.3  Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent contained in this Agreement (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action, or there exists any Law, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d) by the Company, in accordance with Section 5.6(b);

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Superior Proposal;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to March 31, 2007; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(f) until June 30, 2007 if the only condition set forth in Article VI not satisfied as of March 31, 2007 is Section 6.1(f) (such applicable date, the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, (ii) Parent shall have complied with its obligations under Section 5.3(g) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, (ii) the Company shall have complied with its obligations under Section 5.3(g) to provide prompt notice of such breach and (iii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is 30 days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement); or

(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on or prior to the fifth Business Day after the satisfaction or waiver of said conditions set forth in Section 6.1 and Section 6.2 (other than by reason of the failure of the Company to fulfill any obligation under this Agreement).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2  Expenses.

(a) Expense Allocation.  Except as otherwise specified in this Section 7.2, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.  If (i) this Agreement is terminated by the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(e), or (ii) (A) a publicly announced Takeover Proposal is made that is not withdrawn prior to the Company Stockholders Meeting, (B) the Company Required Vote is not obtained at the Company Stockholders Meeting and this Agreement is terminated, and (C) during the 12 month period following termination of this Agreement, the Company consummates a transaction that would constitute a Takeover Proposal, then the Company shall promptly, and in any event within five Business Days after the date of such termination or the consummation of such transaction, as applicable, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds. For purposes of this Section 7.2(b) only, the definition of “Takeover Proposal” shall be modified such that all references to “20% or more” shall be deemed references to “more than 50%”.

(c) Parent Termination Fee.  If this Agreement is terminated by the Company pursuant to Section 7.1(i), Parent shall promptly, and in any event within five Business Days after the date of such termination, pay the Company, as liquidated damages and not as a penalty and as the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, directors, officers or agents with respect to this Agreement or the transactions contemplated hereby, including for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Parent Termination Fee by wire transfer of immediately available funds.

(d) Recovery of Costs of Collection.  Each of the Company and Parent acknowledges that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails promptly to pay any amount due pursuant to such Sections, and, to obtain such payment, the other party commences a suit which results in a judgment against the Company or Parent, as applicable, for the amount due pursuant to Section 7.2(b) or Section 7.2(c), the Company or Parent, as applicable, shall pay to the other party its out of pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (i) the provisions of the last sentence of Section 5.2(a), Section 7.2, this Section 7.3 and Article VIII shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud; provided that the provisions of Section 7.2(b) and Section 7.2(c) providing for the Company Termination Fee and the Parent Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein.

Section 7.4  Amendment.  This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company

Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5  Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

RR Acquisition Holding LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th floor
New York, New York 10105
Attn: Randal Nardone
Phone: (212) 798-6110
Fax: (212) 798-6122

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Joseph A. Coco
Phone: (212) 735-3050
Fax: (212) 735-2000

if to the Company, to:

RailAmerica, Inc.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
Attn: General Counsel and, for purposes of Section 5.2(a), Chief Operating Officer
Phone: (561) 994-6015
Fax: (561) 994-4629

with a copy to:

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
Attn: David L. Perry
Phone: (561) 650-8314
Fax: (561) 650-8399

Section 8.3  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.9 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 8.6  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9  Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.10  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Boca Raton, Florida or New York, New York are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of the Company or its Subsidiaries is eligible to participate or derive a benefit or with respect to which the Company or its Subsidiaries could incur liability.

“Company Bylaws” shall mean the Bylaws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as amended and restated and as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation.

“Company ESPP” shall mean the Company’s 2005 Employee Stock Purchase Plan, including any addenda thereto.

“Company Financial Advisor” shall mean Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, (B) any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have contributed to such failure to meet any such projections), (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, or any Effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada, (D) any Effect attributable to a change in the short line industry track maintenance tax credit, the rules relating to the application of such tax credit, or discussions with respect to such tax credit, (E) any Effect caused by the announcement or pendency of the Merger or any other Effect that is demonstrated to have resulted from the announcement of the Merger, or the identity of Parent or any of its Affiliates as the acquirer in connection with the Merger, (F) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub, (G) changes in any applicable accounting regulations or principles or the interpretations thereof, (H) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter, or (I) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding), or any liability, sanction or penalty arising from any governmental proceeding or investigation that was commenced prior to the date of this Agreement and disclosed to Parent in this Agreement or in the Company Disclosure Letter.

“Company Option Plans” shall mean the Company’s 1995 Non-Employee Director Stock Option Plan and 1998 Executive Incentive Compensation Plan, as amended.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.

“Company Required Vote” shall mean the affirmative vote of the holders of two-thirds of the outstanding Shares in favor of adoption of this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.

“Company Termination Fee” shall mean $20 million.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Competition Act (Canada)” shall mean the Competition Act, R.S.C. 1985, c. C-34, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated October 31, 2006.

“Contract” shall mean any contract, lease, indenture, note, bond or other agreement that is in force and effect to which either the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right of way, restriction or other encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment or Hazardous Substances, or the effect of any Hazardous Substance on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, chemical material, substance, compound or constituent in any form, including without limitation crude oil or petroleum or petroleum products, asbestos and asbestos-containing materials and any radioactive substance subject to regulation, or which can give rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Investment Canada Act” shall mean the Investment Canada Act, R.S. 1985, c. 28 (1st Supp.), as amended.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean, with respect to the Company, the actual knowledge of any Company Knowledge Person, and, with respect to Parent, the actual knowledge of any Parent Knowledge Person.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries is a party and in which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of Parent or its Subsidiaries is eligible to participate or derive a benefit or with respect to which Parent or its Subsidiaries could incur liability.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Parent Disclosure Letter.

“Parent Termination Fee” shall mean $20 million.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof and has a combined capital and surplus of at least $500,000,000 appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Process Improvement Project” shall mean the Company’s process improvement project commenced during the Company’s 2006 fiscal year as disclosed in Section 5.1 of the Company Disclosure Letter.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor and Morgan Stanley & Company) and other agents or advisors.

“Rights Agreement” shall mean the Rights Agreement, dated as of January 6, 1998, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Section 262” shall mean Section 262 of the DGCL.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Company Reports” shall mean the Company 10-K and all other Company Reports filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement.

“STB” shall mean the Surface Transportation Board.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, limited liability company interests, partnership interests, phantom stock plans or stock or equity equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock or other equity interests of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any bona fide Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the assets of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with its financial advisor and outside counsel) would result in greater value to the stockholders of the Company than the Merger.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of August 14, 2000, by and between the Company and Wells Fargo Bank Minnesota, N.A., as Warrant Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RR ACQUISITION HOLDING LLC

By:	/s/ Joseph Adams
Name: Joseph Adams

Title:	President

RR ACQUISITION SUB INC.

By:	/s/ Joseph Adams
Name: Joseph Adams

Title:	President

RAILAMERICA, INC.

By:	/s/ Charles Swinburn
Name: Charles Swinburn

Title:	Chief Executive Officer

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
Adverse Recommendation Change	Section 5.6(b)
Affiliate	Article IX
Agreement	Preamble
Appraisal Shares	Article IX
Associate	Article IX
Business Day	Article IX
Certificate	Article IX
Certificate of Merger	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Company	Preamble
Company Balance Sheet	Article IX
Company Benefit Plan	Article IX
Company Board of Directors	Recital B
Company Bylaws	Article IX
Company Certificate of Incorporation	Article IX
Company Common Stock	Recital A
Company Disclosure Letter	Article IX
Company Employees	Article IX
Company ESPP	Article IX
Company ESPP Termination Date	Section 1.11
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contracts	Section 3.22
Company Option Plans	Article IX
Company Permits	Article IX
Company Reports	Article IX
Company Required Vote	Article IX
Company Stockholders	Recital B
Company Stock Option	Article IX
Company Stock Rights	Article IX
Company Stockholders Meeting	Article IX
Company Termination Fee	Article IX
Company 10-K	Article IX
Confidentiality Agreement	Article IX
Definitive Financing Agreements	Section 5.11
Delaware Secretary	Article IX
DGCL	Recital A

Defined Term	Location

DOJ	Section 5.3(b)
Effect	Article IX
Effective Time	Article IX
Employee Benefit Plan	Article IX
Encumbrance	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
ERISA	Article IX
Exchange Act	Article IX
Exchange Fund	Section 2.1
Expenses	Section 7.2(a)
Filed SEC Documents	Article III
Financing	Section 4.6
Financing Commitments	Section 4.6
FTC	Section 5.3(b)
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Substances	Article IX
HSR Act	Article IX
Indebtedness	Section 5.1(b)(ix)
Indemnified Parties	Section 5.9(a)
Intellectual Property Rights	Section 3.15
IRS	Article IX
Knowledge	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
Material Leases	Section 3.22
Merger	Recital A
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.6(b)
Offering Period	Section 1.9
Order	Article IX
Outside Termination Date	Section 7.1(f)
Owned Real Property	Section 3.11(a)
Parent	Preamble
Parent Benefit Plan	Article IX
Parent Bylaws	Article IX
Parent Disclosure Letter	Article IX
Parent Knowledge Person	Article IX
Parent Material Adverse Effect	Article IX
Parent Termination Fee	Article IX
Paying Agent	Article IX

Defined Term	Location

Performance Unit	Section 1.8
Permitted Encumbrances	Section 3.11(b)
Permitted Investments	Section 2.1
Person	Article IX
Process Improvement Project	Article IX
Proxy Statement	Article IX
Representatives	Article IX
Restrictive Agreements	Section 3.22
Rights Agreement	Article IX
SEC	Article IX
Section 262	Article IX
Securities Act	Article IX
Shares	Section 1.4(a)
Specified Company Reports	Article IX
STB	Section 3.5(b)
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Proposal	Article IX
Surviving Corporation	Article IX
Tax	Article IX
Tax Return	Article IX
Third Party	Article IX
Transaction Documents	Article IX
WARN Act	Section 3.14(b)
Warrant Agreement	Article IX
Warrants	Section 1.8

ANNEX B

November 14, 2006

The Board of Directors of RailAmerica, Inc.
5300 Broken Sound Boulevard NW
Boca Raton, FL 33487

Dear Members of the Board of Directors:

We understand that RailAmerica, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among RR Acquisition Holding LLC (the “Acquiror”), RR Acquisition Sub Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, the Company will, among other things, merge with Merger Sub (the “Merger”), each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $16.35 in cash (the “Merger Consideration”) and the Company will become a wholly owned subsidiary of the Acquiror.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005 and September 30, 2006, the most recent of which the Company’s management has identified as containing the most current financial statements available with respect to the Company;

2. spoken with certain members of the management of the Company regarding the business, operations, financial condition, future prospects and projected operating and financial performance of the Company and regarding the proposed Merger, and spoken with representatives of the Company’s financial advisor and counsel regarding the Company, the proposed Merger, and related matters;

3. reviewed a draft, dated November 14, 2006, of the Merger Agreement;

4. reviewed financial forecasts and projections prepared by the management of the Company with respect to the future financial performance of the Company for the fiscal years ended December 31, 2006 through 2010, including the analyses and forecasts of certain cost savings and operating efficiencies to result from the Company’s continued implementation of its Process Improvement Project;

5. reviewed the historical market prices and trading volume for the Company’s publicly traded securities and those of certain publicly traded companies which we deemed relevant;

6. reviewed a management-prepared presentation, dated September 13, 2006, regarding the Company;

7. reviewed certain publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions for companies we deemed relevant; and

8. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections (including those relating to the Process Improvement Project) reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any agreements, arrangements or understandings that may be entered into in connection with the Transaction or otherwise or of any transaction to which the Company or the Acquiror is a party (other than the Merger).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to such agreement will fully and timely perform all of the covenants and agreement required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreement provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board of Directors or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote with respect to the Merger.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, other parties that may be involved in the Merger and their respective affiliates.

Houlihan Lokey, or its affiliates, have provided and are currently providing certain financial advisory and investment banking services to the Fortress Investment Group, LLC and have received and are receiving fees for rendering such services, and we may continue to do so in the future. We will receive a fee for rendering this Opinion, no portion of which is contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse our expenses and to indemnify Houlihan Lokey and its affiliates for certain liabilities, including liabilities under the federal securities laws, that may arise in connection with our engagement.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its respective security holders or any other party to proceed with or effect the Merger, (ii) the fairness of any portion or aspect of the Merger not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Merger to either the Company, its respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, (vii) whether or not the Company, its respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, or (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

SPECIAL MEETING OF STOCKHOLDERS OF
RAILAMERICA, INC.
                     __, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL (1) AND PROPOSAL (2) SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.	Adoption of the Agreement and Plan of Merger, dated as of November 14, 2006, by and among RR Acquisition Holding LLC, RR Acquisition Sub Inc. and RailAmerica, Inc. (the “Merger Agreement”).	☐	☐	☐

2.	Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting, or at any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.
The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting, and (ii) the Proxy Statement.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RAILAMERICA, INC.
5300 Broken Sound Boulevard, NW
Boca Raton, Florida 33487
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON STOCK
The undersigned holder of Common Stock of RailAmerica, Inc., a Delaware corporation (the “Company”), hereby appoints Charles Swinburn, Donald D. Redfearn and Richard Rampell, and each of them, as proxies for the undersigned, each with full power of substitution, to act for and in the name of the undersigned to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at the Company’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, on                     ,                      ___, 2007, at ___a.m., local time, or at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)